UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

Filed by the
Registrant
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Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12
HOSTESS BRANDS, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 27, 2023

Dear Hostess Stockholders:

You are cordially invited to attend the 2023 Annual Meeting of Stockholders of Hostess Brands, Inc., which will be held online, on June 6, 2023, at 8:00 a.m. central time. Due to the increased participation we have seen from our stockholders in recent years with the use of virtual meetings, we will hold our 2023 Annual Meeting of Stockholders virtually. As a result, stockholders will not be able to attend the Annual Meeting in person. Stockholders will be able to listen, vote, and submit questions from any remote location with Internet connectivity. Information on how to participate in the Annual Meeting can be found on page 5 of the proxy statement.

At the Annual Meeting, we will ask you to vote to: (1) elect Jerry D. Kaminski, Andrew P. Callahan, Olu Beck, Laurence Bodner, Gretchen R. Crist, Rachel P. Cullen, Hugh G. Dineen, Ioannis Skoufalos, and Craig D. Steeneck as directors for terms to expire at our 2024 Annual Meeting of Stockholders; (2) approve a non-binding advisory resolution to approve the compensation paid to our named executive officers for 2022 (commonly referred to as “say-on-pay”); and (3) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2023.

We have elected to provide access to the Proxy Materials over the Internet, other than to those stockholders who requested a paper copy, under the Securities and Exchange Commission’s “notice and access” rules to reduce the environmental impact and cost of our Annual Meeting. On or about April 27, 2023, we mailed to our stockholders a notice (“Notice”) that contains instructions on how to access our 2023 proxy statement and 2022 annual report and vote online. However, if you would prefer to receive paper copies of these Proxy Materials and 2022 annual report, please follow the instructions included in the Notice.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to promptly vote and submit your proxy via the Internet or by mail, in accordance with the instructions included in the proxy statement.

On behalf of the Board of Directors, we would like to thank you for your continued interest and investment in Hostess Brands, Inc.

Sincerely,

Andrew P. Callahan

President and Chief Executive Officer

HOSTESS BRANDS, INC.

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	June 6, 2023 at 8:00 a.m. central time.

Place:	Online only at https://www.cstproxy.com/hostessbrands/2023. Stockholders will not be able to attend the Annual Meeting in person. Information on how to participate in the Annual Meeting can be found on page 5 of the proxy statement.

Items of Business:	(1) To elect nine directors to serve until the 2024 annual meeting of stockholders or until their successors are duly elected.

(2) To vote on a non-binding advisory resolution to approve the compensation paid to our named executive officers for 2022 (“say-on-pay”).

(3) To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2023.

To consider such other business as may properly come before the meeting or any adjournment or postponement thereof.

Adjournments and Postponements:	Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date:	Holders of record of our common stock as of the close of business on April 21, 2023 will be entitled to notice of, and to vote at, the Annual Meeting.

Voting:	Your vote is very important. All stockholders as of the record date are cordially invited to attend and vote during the Annual Meeting. To assure your representation at the meeting, however, we urge you to vote by proxy as promptly as possible over the Internet as instructed in the Notice of Proxy Materials or, if you receive paper copies of the Proxy Materials by mail, you can also vote by mail by following the instructions on the proxy card. You may vote at the meeting even if you have previously returned a proxy.

By Order of the Board of Directors,

Jolyn J. Sebree

General Counsel and Secretary

This proxy statement and proxy are being made available to stockholders on or about April 27, 2023.

This proxy statement and our 2022 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, are available at
https://www.cstproxy.com/hostessbrands/2023 and at www.hostessbrands.com under the “Investors” tab.

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PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all information that you should consider, and you should review all of the information contained in the proxy statement before voting.

Annual Meeting of Stockholders

Date:	June 6, 2023
Time:	8:00 a.m. central time
Location:	Online only at https://www.cstproxy.com/hostessbrands/2023. Stockholders will not be able to attend the Annual Meeting in person.
Record Date:	April 21, 2023
Voting:	Stockholders as of the record date are entitled to vote. Each share of Class A common stock is entitled to one vote.

Proposals and Voting Recommendations

	Board Recommendation	Page
Proposal 1: Election of Directors:
Jerry D. Kaminski	For	22
Andrew P. Callahan	For	22
Olu Beck	For	22
Laurence Bodner	For	22
Gretchen R. Crist	For	22
Rachel P. Cullen	For	22
Hugh G. Dineen	For	22
Ioannis Skoufalos	For	22
Craig D. Steeneck	For	22
Proposal 2: Advisory vote on compensation paid to named executive officers for 2022	For	60
Proposal 3: Ratification of our independent registered public accounting firm for 2023	For	63

Voting Methods

If you are a record owner, you can vote in one of the following ways:

•	Visit www.cstproxyvote.com to vote VIA THE INTERNET

•	Sign, date and return your proxy card in the prepaid enclosed envelope to vote BY MAIL

•	Attend the meeting to vote VIA THE INTERNET

To reduce our administrative and postage costs and the environmental impact of the Annual Meeting, we encourage stockholders to vote via the Internet. Internet voting is available 24 hours a day, seven days a week, until 11:59 p.m. eastern time on June 5, 2023. Stockholders may revoke their proxies at the times and in the manners described on page 5 of this proxy statement.

If your shares are held in “street name” through a bank, broker or other holder of record, you will receive voting instructions from the holder of record that you must follow for your shares to be voted. If you wish to vote at the meeting, you must obtain a legal proxy from the bank, broker or other holder of record that holds your shares.

Information on how to participate in the Annual Meeting can be found on page 5 of the proxy statement.

The proxy statement and proxy (the “Proxy Materials”) are being made available to Stockholders on or about April 27, 2023.

HOSTESS BRANDS, INC.

7905 Quivira Road

Lenexa, Kansas 66215

2023 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

This Proxy Statement and the enclosed proxy are solicited on behalf of Hostess Brands, Inc., a Delaware corporation, by our Board of Directors (referred to as “Board” or “Board of Directors”) for use at the 2023 Annual Meeting of Stockholders (referred to as the “Annual Meeting”) and any postponements or adjournments thereof. The Annual Meeting will be held online on June 6, 2023, at 8:00 a.m. central time. Due to the increased participation, we have seen from our stockholders in recent years with the use of virtual meetings, the Company will hold the Annual Meeting in a virtual only format at the Internet site set forth below. Stockholders will not be able to attend the Annual Meeting in person. Stockholders will be able to listen, vote, and submit questions from any remote location with Internet connectivity. Information on how to participate in the Annual Meeting can be found on page 5 of this proxy statement.

Internet Availability of Proxy Materials

In accordance with rules adopted by the Securities and Exchange Commission (referred to as the “SEC”) that allow companies to furnish their Proxy Materials over the Internet, we are mailing a Notice of Proxy Materials, instead of sending a paper copy of our proxy statement and our 2022 Annual Report to Stockholders. The Notice of Proxy Materials contains instructions on how to access those documents and vote over the Internet. The Notice of Proxy Materials also contains instructions on how to request a paper copy of our proxy statement and our 2022 Annual Report. We believe this process will allow us to provide our stockholders the information they need in a timelier manner, while reducing the environmental impact and lowering our costs of printing and delivering the Proxy Materials.

The Notice of Proxy Materials are being first sent on or about April 27, 2023, to all stockholders entitled to vote at the meeting.

Record Date

Stockholders of record at the close of business on April 21, 2023, which we have set as the record date, are entitled to notice of and to vote at the meeting.

Number of Outstanding Shares

On the record date, there were 132,891,124 outstanding shares of our Class A common stock, par value $0.0001 per share and no outstanding shares of our Class B common stock, par value $0.0001 per share.

Requirements for a Quorum

The holders of a majority of the issued and outstanding shares of common stock entitled to vote at the meeting, present in person (virtually) or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Each stockholder voting at the meeting, either in person (virtually) or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.

Votes Required for Each Proposal

Proposal		Vote Required	Broker Discretionary Voting Allowed?	Effect of Abstention/ Withholding	Effect of Broker Non-Votes
1	Proposal 1: Election of Directors	Plurality of Votes Cast	No	No Effect	No Effect

2	Proposal 2: Advisory vote on compensation paid to named executive officers for 2022	Majority of Votes Cast	No	No Effect	No Effect

3	Proposal 3: Ratification of our independent registered public accounting firm for 2023	Majority of Votes Cast	Yes	No Effect	Not applicable, as this is a routine matter

Assuming a quorum is present, directors shall be elected by a plurality of the votes cast by the stockholders present in person (virtually) or represented by proxy at the meeting and entitled to vote on the election of directors. Therefore, the nine nominees who receive the greatest number of affirmative votes cast shall be elected as directors. We do not have cumulative voting rights for the election of directors.

The (i) the advisory vote on the compensation of our named executive officers for 2022 (commonly referred to as a “say-on-pay” proposal) and (ii) the proposal to ratify KPMG LLP as the independent registered public accounting firm of our Company for the year ending December 31, 2023, shall each be decided by the affirmative vote of a majority of the votes cast by the stockholders present in person (virtually) or represented by proxy at the meeting and entitled to vote thereon.

Although the say-on-pay vote is non-binding, it will provide information to our Talent and Compensation Committee and our Board of Directors regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our Talent and Compensation Committee and our Board of Directors will consider when determining executive compensation for the years to come.

The vote on each matter submitted to stockholders will be tabulated separately. A representative of Continental Stock Transfer and Trust Company will tabulate the votes.

Broker Non-Votes and Abstentions

If you are a beneficial owner of shares held in “street name” and do not provide the broker, bank, or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the broker, bank, or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is commonly referred to as a “broker non-vote.”

The election of directors (“Proposal 1”) and the say-on-pay proposal (“Proposal 2”) are matters considered non-routine under applicable rules. Therefore, a broker, bank, or other nominee cannot vote without your instructions on Proposals 1 and 2; as a result, there may be broker non-votes on Proposals 1 and 2. For your vote to be counted in the above proposals, you will need to communicate your voting decisions to your broker, bank, or other nominee before the date of the meeting using the voting instruction form provided by your broker, bank, or other nominee.

The ratification of appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2023 (“Proposal 3”) is considered routine under applicable rules. A broker, bank, or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 3.

Each broker non-vote and abstention is counted for determining the presence of a quorum. The election of directors requires a plurality of votes cast. Neither broker non-votes nor abstentions or any withhold votes in the election of directors will have any effect thereon. The say-on-pay vote requires an affirmative vote of a majority of votes cast. Neither broker non-votes nor abstentions in the say-on-pay vote will have any effect thereon. The ratification of appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2023, requires an affirmative vote of a majority of votes cast. Abstentions will not have any effect on the vote for the ratification of appointment of KPMG LLP as our independent registered public accounting firm.

Our Board’s Recommendation for Each Proposal

Our Board of Directors recommends that you vote your shares:

•	“FOR” each of the director nominees;

•	“FOR” the say-on-pay proposal; and

•	“FOR” the ratification of KPMG LLP as the independent registered public accounting firm of our Company for the year ending December 31, 2023.

Voting Instructions

You may vote your shares by proxy by doing any one of the following: vote via the Internet at www.cstproxyvote.com or sign, date and return your proxy or voting instruction card in the prepaid enclosed envelope to vote by mail. When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed.

If a proxy card is properly executed and returned and no voting specification is indicated, the shares will be voted “for” the election of each of the nominees for director set forth in this proxy statement, “for” each of the other proposals, and as the persons specified in the proxy deem advisable in their discretion on such other matters as may come before the meeting. As of the date of this proxy statement, we have received no notice of any such other matters.

If you attend the Annual Meeting, you may vote online during the Annual Meeting even if you have previously voted, and the vote you cast online during the Annual Meeting will supersede any vote previously cast.

Information about Participating in the Annual Meeting Online

The Company will hold the Annual Meeting in a virtual meeting format only, and stockholders will not be able to attend the Annual Meeting in person. Stockholders may participate online by logging in at https://www.cstproxy.com/hostessbrands/2023. All stockholders participating online will be in listen-only mode but will have an opportunity to submit questions and vote.

Record stockholders will receive a Notice and a proxy card from our transfer agent, Continental Stock Transfer & Trust Company (“Continental Stock Transfer”). The Notice and proxy card provided to record stockholders will contain a control number that you will need to attend the Annual Meeting. If you do not have your control number, you should contact Continental Stock Transfer at the telephone number or e-mail address below.

For beneficial owners of shares held in “street name” who hold shares through a broker, bank or other nominee, you will need to contact your broker, bank or other nominee to obtain a legal proxy. After obtaining a legal proxy, beneficial owners may contact Continental Stock Transfer to obtain a control number. This is the only way beneficial owners will be able to attend the Annual Meeting.

Continental Stock Transfer’s contact information is as follows:

Telephone number: 917-262-2373

Email address: proxy@continentalstock.com

Revoking Proxies

Any stockholder giving a proxy may revoke the proxy at any time before its use by furnishing to us either a written notice of revocation or a duly executed proxy (via Internet or mail) bearing a later date, or by attending the Annual Meeting online and voting at the Annual Meeting. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically request.

If your shares are held in street name, you must contact your bank, broker or holder of record to revoke and vote your proxy.

Election Inspector

We have engaged Continental Stock Transfer to be the election inspector. Votes cast by proxy or at the meeting will be tabulated by such election inspector, who will determine whether a quorum is present. The election inspector will treat broker non-votes and abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, and as described in the “Broker Non-Votes and Abstentions” section of this proxy statement for purposes of determining the approval of any matter submitted to stockholders for a vote.

Voting Results

The final voting results from the Annual Meeting will be included in a Current Report on Form 8-K to be filed with the SEC within four business days of the Annual Meeting.

Costs of Solicitation of Proxies

We will bear the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation. We do not expect to engage or pay any compensation to a third-party proxy solicitor.

Householding

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice, and as applicable, any additional proxy materials that are delivered. A separate proxy card for each stockholder of record will be included in the printed materials. This procedure reduces our printing costs, mailing costs and fees. Upon written request, we will promptly deliver a separate copy of the Notice or, if applicable, the printed proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice or Annual Report or, if applicable, the printed proxy materials, please notify us by calling (816) 701-4600 or by sending a written request to our Secretary at 7905 Quivira Road, Lenexa, Kansas 66215. Street name stockholders may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Availability of our Filings with the SEC and Additional Information

Through our investor relations website, www.hostessbrands.com under the “Investors” tab, we make available free of charge all of our SEC filings, including our proxy statements, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K, as well as Form 3, Form 4, and Form 5 reports of our directors, officers, and principal stockholders, together with amendments to these reports filed or furnished pursuant to Sections 13(a), 15(d), or 16 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We will also provide upon written request, without charge to each stockholder of record as of the record date, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 as filed with the SEC on February 21, 2023. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our Secretary at our executive offices set forth in this proxy statement. Such filings are not incorporated by reference into this proxy statement.

This proxy statement and our 2022 Annual Report to Stockholders are also available at: https://www.cstproxy.com/hostessbrands/2023.

Our SEC filings can also be accessed through the SEC’s website, http://www.sec.gov.

The Class A common stock of the Company is listed on the Nasdaq Capital Market (“Nasdaq”).

Information Deemed Not Filed

Our 2022 Annual Report to Stockholders, which was made available to stockholders with or preceding this proxy statement, contains financial and other information about our Company but is not incorporated into this proxy statement and is not to be considered a part of these Proxy Materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

Other Information

Hostess Brands, Inc. (f/k/a Gores Holdings, Inc.) was originally incorporated in Delaware on June 1, 2015, as a special purpose acquisition company and consummated its initial public offering, on August 19, 2015, following which its shares began trading on the Nasdaq.

On November 4, 2016, in a transaction referred to as the “Business Combination,” Gores Holdings, Inc. acquired a controlling interest in Hostess Holdings, L.P., an entity that wholly owns Hostess Brands, LLC, the manufacturer of Hostess® branded products, and its related entities.

In connection with the closing of the Business Combination, Gores Holdings, Inc. changed its name to Hostess Brands, Inc. and its trading symbols on Nasdaq from “GRSH” and “GRSHW,” to “TWNK” and “TWNKW”. The warrants, which traded under the symbol “TWNKW”, were exercisable for shares of our common stock (2 warrants were exercised for 1 share of common stock). All unexercised warrants expired on November 4, 2021 and are no longer outstanding.

As used in this proxy statement, unless the context otherwise requires, references to the “Company,” “we,” “us” and “our” refer to Hostess Brands, Inc. and, where appropriate, its subsidiaries.

Company Culture and ESG/Corporate Responsibility

At the Company, we have a clear mission: “We inspire moments of joy by putting our heart into everything we do.” We are dedicated to carrying out our mission in a responsible manner through our values of people, tenacity, nimbleness, inclusivity, integrity and quality. Our employees shape our culture through their behaviors of commitment, creativity, collaboration, positive energy and ownership.

Our values and behaviors influence our environmental, social and governance (“ESG”) priorities and initiatives that focus on our four new pillars of:

•	PEOPLE: which includes diversity, equity, inclusion and belonging (“DEI&B), and workplace health and safety;

•	PRODUCT: a focus on the quality and safety of our products as well as having a balanced portfolio of portion controlled and zero sugar products;

•	PLANET: a commitment to improve the sustainability of our operations; and

•	GOVERNANCE: oversight by the Board on corporate responsibility-related matters, including ethics, risks management and Board diversity.

We have made progress across our ESG initiatives, including, among others, DEI&B, workplace safety, food safety and quality, and reductions in normalized water usage, greenhouse gas emissions and energy usage per metric ton of product produced. We also have approached ESG thoughtfully by working with the Board and external experts to analyze stakeholder priorities, regulatory requirements and publicly available data, as well as conduct a continued review of standards and guidance. As described further below, our Nominating and Governance Committee oversees the Company’s ESG efforts. Ultimately, however, we aim to connect our ESG priorities from the board room to the bakery floor, and the ESG initiatives reviewed with the Board and the Nominating and Governance Committee are put into action through the work of our cross-functional ESG team, and the Company’s senior leadership team, including the CEO, who work together on these objectives on a daily basis and to integrate ESG into our business and commercial processes.

We are proud members of the local communities in which we operate. We live this by providing a productive, safe, challenging, fun, and rewarding work environment, along with providing competitive wages for our employees. We offer opportunities for employees to volunteer and make donations to local organizations, and we make financial contributions and donate products to nonprofit organizations. In 2022, we entered into a national partnership with the National Alliance on Mental Illness (NAMI), focusing our efforts on becoming a StigmaFree workplace and supporting NAMI’s grassroots efforts to improve mental health resources in local communities where we operate.

We hold ourselves and each other accountable to act with integrity and honesty to do the right thing for our customers, stockholders, and employees, in addition to the Company’s obligation and policy to comply with all applicable laws, rules and regulations, as stated in the Company’s Code of Ethics. Our Code of Ethics is provided to our employees when they begin employment, and it is re-distributed and acknowledged annually. We maintain a hotline for our employees to report anonymously, if they choose, any Code of Ethics or other policy violations or concerns, and we promptly investigate any such matters.

Our Talent and Compensation Committee oversees the Company’s culture and diversity initiatives and programs, in addition to our compensation and benefits offerings.

DEI&B

We believe promoting diversity and inclusion in our workforce fosters a culture of collaboration, creativity, and innovation. We are an equal opportunity employer committed to making employment decisions without regard to age, race, gender, religion, sex, sexual orientation, disability, union affiliation, protected veteran status, or other characteristic protected by law. Moreover, we are committed to nondiscriminatory practices, providing equal access and opportunity for all and creating an inclusive environment. The Company has initiatives including workshops and other educational activities, employee surveys and trainings aimed at fostering this environment. We also have introduced two employee resource groups (ERGs), a Veteran’s ERG and a Women’s ERG, with a young professionals ERG to be introduced in 2023. Through the ERGs, individuals come together to provide support and foster career development. We believe that commitment to DEI&B must be consistent throughout our organization, and we have a diverse Board and leadership team in furtherance of that belief.

We respect our employees’ right under Section 7 of the National Labor Relations Act to organize and bargain collectively through a union and the right to refrain from those activities. We have adopted a Freedom of Association Policy.

Our employees are central to our success. Our pay philosophy centers on pay for performance and we strive for gender pay equity. This philosophy provides strong alignment between results and compensation while maintaining market competitiveness enabling our ability to hire and retain a talented and diverse workforce.

Health and Safety and Products

We endeavor to be a company of people with positive energy providing a safe and respectful work environment and quality products, as well as be a good corporate citizen committed to protecting our people and accelerating growth in a responsible way.

Employee health and safety is a top priority and has an impact on the Company’s financial success. Thanks to our continued focus on safety, our Total Recordable Injury Rate and Lost Time Incidence Rate are each better than industry benchmarks.

In addition, the quality of our products remains a top priority. Each of our operating facilities has in place a food safety plan that is reassessed annually and has Global Food Safety Initiative (GFSI) benchmarked certifications. We focus every day on continuing to provide the products consumers have come to know and love at the high-quality they have come to expect. We offer zero sugar products under our Voortman® brand and individually portioned products under the Hostess® and Voortman® brands. We also are actively expanding our portfolio to include new products without high fructose corn syrup, artificial flavors, and artificial colors and have signed the pledge under the Children’s Food and Beverage Advertising Initiative (CFBAI) pertaining to the marketing of foods to children under the age of 13.

Environmental Impact

The Company has committed to developing a Climate Action Plan and has taken steps to improve its environmental footprint. Specifically, we have reduced normalized water usage, greenhouse gas emissions, and energy usage over the last few years. In addition, the Company is in the process of building a sustainability-first facility in Arkadelphia, Arkansas, which will be our greenest facility.

CORPORATE GOVERNANCE

Our Board

Our business and affairs are overseen by our Board of Directors, which currently consists of nine members. Set forth below are the biographies of each of our current directors.

Jerry D. Kaminski Chair and Independent Director

Jerry Kaminski has served as the Chair of our Board since October 2020 and as a member of our Board of Directors since November 2016. From March 2007 through December 2022, Jerry served in roles of increasing responsibility at Land O’Lakes, Inc., an agribusiness and food cooperative. Most recently, he served as Executive Vice President and Chief Operating Officer of Land O’Lakes Inc from August 2018 until his retirement in December 2022. Prior to this he was Executive Vice President and Chief Operating Officer of the Land O’Lakes, Inc. International business from December 2013 until August 2018. Before joining Land O’Lakes, Jerry served as a Vice President and General Manager at General Mills, a manufacturer and marketer of branded processed consumer foods sold through retail stores, where he held various leadership positions in the retail and business-to-business segments. He also served as President and Chief Operating Officer at Sparboe Foods, a large US producer of eggs and supplier of egg products. Since June 2022, he has served as an advisor to Nature Energy Biogas A/S, a Danish company in the biomethane and renewable energy industry, and has been a member of the board of directors of Foster Farms, a company specializing in fresh, all-natural chicken and turkey products free of preservatives, additives or injected sodium enhancers, since January 2023. From 2012 through 2022, Jerry served on the board of directors of the Global Dairy Platform, which is an association of the world’s largest dairy companies promoting sustainable dairy consumption. We believe that Jerry’s consumer-packaged goods and international business experience, together with his background and experience in strategic planning and general management, is of value to our Board and make him well-qualified to serve on our Board.

Andrew P. Callahan Director President & CEO	Andy Callahan has served as a member of our Board of Directors since April 2018 and as our President and Chief Executive Officer since May 2018. Andy served as a member of the Tyson Foods Executive Leadership Team in multiple operations general management roles from August 2014 to September 2017 working with iconic brands such as Tyson®, Jimmy Dean®, Hillshire Farm®, Sara Lee®, Aidells® and Ball Park®. He served as President of North American Foodservice & International at Tyson Foods, Inc., a protein-focused food company, from February 2017 until September 2017 and President of Retail Packaged Brands from August 2014 to February 2017. He served as an Executive Vice President and President of Retail at The Hillshire Brands Company (f/k/a Sara Lee Corporation), a producer of packaged meat and frozen bakery products, from June 2012 until its acquisition by Tyson in August 2014. Prior to joining The Hillshire Brands Company, Andy served in positions of increasing responsibility in marketing, sales and general management for Sara Lee Corporation, a consumer-goods company, and Kraft Foods, Inc., a food and beverage conglomerate. Prior to joining Kraft Foods, Inc., Andy spent seven years in the U.S. Navy as a Naval Flight Officer. He serves on the board of directors for the Consumer Brands Association, and he previously served on the board of directors for the Grocery Manufacturers Association (GMA) and the International Foodservice Manufacturers Association (IFMA), as well as the Make-A-Wish Foundation of Illinois. We believe that Andy’s experience in the retail and consumer-packaged goods industries, together with his background and experience in the food industry, strategic planning, and brand management, makes him well-qualified to serve on our Board.

Olu Beck Independent Director

Olu Beck has served as a member of our Board of Directors since April 2021. Since January 2013, Olu has been the Founder and Chief Executive Officer of The Beck Group NJ, a boutique advisory and consulting firm driving value creation in private equity-backed consumer packaged goods companies. Olu also served as Chief Executive Officer and a member of the board of directors of Wholesome Sweeteners, Inc., a maker of consumer-packaged organic condiments and snacks, from January 2016 to June 2018. Prior to that, she served as Head of Global & U.S. Marketing & Health and Wellness for Johnson & Johnson, Inc., a diversified healthcare products company, from 2010 through 2012. Prior to Johnson & Johnson, Inc., she served in various Senior Executive roles in Finance, Sales and Marketing at Mars, Incorporated, a manufacturer of confectionary and pet food products, from 1989 to 2009, including serving as Chief Financial Officer of Ben’s Original (formerly Uncle Ben’s) Rice. Olu has served on the board of directors of Freshpet, Inc., an American pet food company, since 2019 and is a member of their audit and compensation committees. She has served on the board of directors and audit committees of Denny’s Inc., an American restaurant chain, and Saputo Inc., a Canadian dairy company, since May and November 2021, respectively. Olu has been honored for her corporate leadership as a Top 25 Most Influential Middle Market CEOs by CEO Connection and featured in the 2021 Most Influential Black Corporate Directors by Savoy Media. We believe Olu’s management experience in the consumer-packaged goods industry, together with her corporate leadership, public board experience and accounting and financial expertise, make her well-qualified to serve on our Board.

Laurence Bodner Independent Director	Larry Bodner has served as a member of our Board of Directors since November 2016. Since October 2019, Larry has served as the Chief Executive Officer of Bulletproof 360, Inc., a lifestyle company known for Bulletproof coffee, collagen protein bars, and performance-enhancing food and beverage product lines. He served as the Chief Financial Officer of Sovos Brands, a food and beverage company seeking to acquire brands from February 2017 through September 2019. From March 2016 to February 2017, he served as a Senior Advisor at Advent International in its global retail, consumer and leisure team. Larry served as Executive Vice President, Chief Financial Officer and Treasurer of Big Heart Pet Brands (formerly Del Monte Foods) from 2011 through July 2015. He joined Del Monte Foods, a food production and distribution company, in 2003 and served the company for 12 years in increasing levels of responsibility across the Finance and Operations functions. Prior to Del Monte Foods, Larry also held senior financial positions at Walt Disney Company, a mass media and entertainment conglomerate, as well as The Procter & Gamble Company, a global provider of consumer-packaged goods. He served on the board of directors of Hearthside Food Solutions, a leading bakery, snack & customized solutions contract manufacturer for packaged foods products in North America and Europe, from April 2015 to May 2018. We believe that Larry’s extensive experience in the retail and consumer-packaged goods industry, together with his food industry experience in brand management, financial expertise, and corporate finance, allow him to provide significant insight to our Board and make him well-qualified to serve on our Board.

Gretchen R. Crist Independent Director

Gretchen Crist has served as a member of our Board of Directors since April 2018. Since April 2022, Gretchen has served as Chief People and Culture Officer with PetHonesty, LLC, a pet nutrition business. From June 2020 through March 2022, she was a Managing Director, Consumer Goods and Services, for RSR Partners, Inc., which operates as a board, executive, and leadership recruiting company for businesses globally. From February 2019 to June 2020, she served as the Principal of Win With People Solutions, a consulting business. Gretchen served as the Senior Vice President, Human Resources of Henkel Corporation in North America, which is part of Henkel, KGA, a large multi-national public company headquartered in Germany that manufactures adhesive technologies, beauty care products and laundry and home care products, from September 2016 through January 2019. Prior to Henkel, she served as Senior Vice President and Chief Human Resources Officer for The Sun Products Corporation, a household care products company she helped found in 2008. Prior to joining The Sun Products Corporation, Gretchen was Vice President of Human Resources and Chief Human Resources officer for Playtex Products Corp., a New York Stock Exchange listed company that manufactures personal care products. She joined Playtex in 1995 and held positions of increasing responsibility until being named Chief Human Resources Officer in 2005. Prior to Playtex, she served in various human capital leadership roles with the New Power Corporation, Altria and Nestle Waters. Ms. Crist is a member of the society of Human Resources Management and HR50X Group. She is also past Executive Committee member of the Board, Secretary of Make-A-Wish Foundation of Connecticut (2009-2015), a leading children’s wish-granting organization, and board member of EBP Supply Solutions (2013-2016), a business supplies firm. We believe that Gretchen’s experience in the retail and consumer-packaged goods industry, together with her organizational leadership experience, make her well-qualified to serve on our Board.

Rachel P. Cullen Independent Director	Rachel Cullen has served as a member of our Board of Directors since April 2020. Since September 2021, Rachel has been the owner of R. P. Cullen LLC, focused on advisory work for private equity and small cap food companies. From August 2012 until February 2021, she served as the President, Chief Executive Officer and a board member of Ruiz Food Products Inc., a privately held, family-owned company and the largest manufacturer of frozen Mexican food in the United States. Prior to Ruiz Foods, she served as Senior Vice President and Chief Operating Officer—Ice Cream at Dean Foods, Inc. from 2007 through 2012, where she led the successful ice cream centralization strategy and business turnaround. From 2004 through 2007, Rachel worked at Orange Glo International, a privately held, household cleaning products company, where she served as Vice President of Marketing from 2004 to 2005 and as Chief Operating Officer from 2005 to 2007. Rachel began her career in 1985 in the consumer-packaged goods industry at General Foods, a manufacturer of packaged grocery and meat products. Her career progressed through a series of marketing and executive assignments at General Foods, Kraft Foods, and Unilever, prior to joining Orange Glo. She has been a member of the board of directors of the McIlhenny Company, a privately held hot sauce company, since October 2022 where she serves on the audit and the management review committees. She has been a member of the board of directors of the Sierra Nevada Brewing Company, a privately held brewing company, since January 2023. In addition, she has served on the board of directors for the Chuck Jones Center for Creativity, a not-for-profit organization dedicated to teaching the young and young of heart to nurture the creative genius that exists in all of us, since December 2021. Rachel previously served on the board of directors of MOM Brands (2009-2015) and on the Advisory Board of 2x Consumer Product Growth Partners, L.P. (2007-2012). We believe Rachel’s extensive background and experience in the consumer-packaged goods industry, together with her management and brand development experience in the food industry, allow her to provide significant insight to our Board and make her well-qualified to serve on our Board.

Hugh G. Dineen Independent Director

Hugh Dineen has served as a member of our Board of Directors since April 2021. Hugh currently serves as President of Global Brands and Global Chief Marketing Officer for Wella Company, a privately held global beauty products company, where he leads all growth functions inclusive of strategy, innovation, marketing, and customer education. From November 2015 until December 2020, he served as the Senior Vice President and Chief Marketing Officer of MetLife US and of MetLife Global Investment Management (together, “MetLife”), a Fortune 100 insurance company, where he was responsible for leading all marketing efforts for over 50% of MetLife globally. He oversaw the building of a highly productive digital ecosystem and digital demand driving strategy for turning customer insights and data into predictable financial value. From December 2012 through October 2015, he was the Global Vice President and Global Head of Beauty Categories for Avon, Inc, a Fortune 500 global beauty company. He held various senior management roles, including Vice President of Marketing, at Johnson & Johnson, a diversified healthcare products company, from 1997 through November 2012. He sits on a strategic advisory board for Abbott Laboratories, a medical devices and health care company. From April 2017 to December 2020, Hugh served as a Board of Directors member for The ADCouncil, an organization dedicated to raising awareness for important social issues and producing impactful public service engagement campaigns that raise awareness, inspire action and save lives. We believe that Hugh’s strategic and digital marketing experience, together with his brand development experience, is of value to our Board and make him well-qualified to serve on our Board.

Ioannis Skoufalos Independent Director	Ioannis (Yannis) Skoufalos has served as a member of our Board of Directors since January 2020. From September 2021 to January 2022, Yannis served as Chief Supply Chain Officer at BlueTriton Brands, Inc., a company that offers a portfolio of regional spring water and national purified water brands. From June 2011 to June 2019, he served as the Global Product Supply Officer of The Procter & Gamble Co., a global provider of consumer-packaged goods, leading its Supply Network, which includes procurement, manufacturing, customer service and distribution, quality assurance, engineering and innovation program management. From July 2007 until June 2011, he served as Vice President, Product Supply, Global Operations at The Procter & Gamble Co., and he served as The Procter & Gamble Co.’s Vice President, Project Supply, Global Home Care, Snacks, Coffee, Fragrances & Flavors from August 2004 through June 2007. Prior to these roles, he served in other roles of increasing responsibility in engineering and supply at Procter & Gamble after joining as a chemical engineer in 1984. Yannis has been a member of the advisory board of Blume Global Inc., a software solutions business, since September 2020. He has advised the CEO of Blue Yonder, a leader in digital supply chain, since March 2020 and now serves as a member of its advisory board (acquired in October 2021 by Panasonic Connect). Since April 2022, he has been advising Blackstone as a Senior Advisor. Yannis served on the board of directors of Pinnacle Foods, Inc., a packaged foods company, from September 2016 to December 2018. He also served on the board of directors of the National Association of Manufacturers, U.S.A. between 2012 and 2017. We believe that Yannis’ extensive experience in the consumer-packaged goods industry, together with his experience in strategic planning and supply chain management, allow him to provide significant insight to our Board and make him well-qualified to serve on our Board.

Craig D. Steeneck Independent Director	Craig Steeneck has served as a member of our Board of Directors since November 2016 and previously served as Lead Independent Director from January through December 2019. Craig served as the Executive Vice President and Chief Financial Officer of Pinnacle Foods Inc., a packaged foods company, from July 2007 through January 2019 where he oversaw the company’s financial operations, treasury, tax, information technology, investor relations and corporate development and was an integral part of the integration team for several of its acquisitions. From June 2005 to July 2007, He served as Executive Vice President, Supply Chain Finance and IT of Pinnacle Foods Inc., helping to redesign the supply chain to generate savings and improved financial performance. Pinnacle Foods was acquired by Conagra Brands in October 2018. From April 2003 to June 2005, he served as Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Cendant Timeshare Resort Group (now Wyndham Hotels & Resorts, Inc.), playing key roles in the wide-scale organization of internal processes and staff management. From March 2001 to April 2003, Craig served as Executive Vice President and Chief Financial Officer of Resorts Condominiums International (now Wyndham Hotels & Resorts, Inc.) From October 1999 to February 2001, he was the Chief Financial Officer of International Home Foods Inc., a manufacturer, distributor and marketer of food products. International Home Foods was acquired by Conagra in August 2000. Craig has been a member of the board of directors of Freshpet, Inc. since November 2014, where he chairs the audit committee. He has been a member of the board of directors of Utz Brands, Inc. (formerly known as Collier Creek Holdings), a snack food company, since November 2018, where he is the chair of the audit committee and a member of the compensation committee. He served as a member of the board of directors of Kind Inc. from May 2019 to June 2020. We believe that Craig’s extensive management experience in the consumer-packaged goods industry, together with his experience as a Board member for public companies in the food industry and his accounting and financial expertise, make him well-qualified to serve on our Board.

							Committee Membership
Name	Age	Tenure (Years)	Independent	Race/ Ethnic Diversity(1)	Gender Diversity(1)	LGBTQ+(1)	Audit Comm.	Tal & Comp Comm.	Nom & Gov Comm.

Kaminski	66	7	✓

Callahan	57	5	CEO

Beck	56	2	✓	✓	✓		Chair

Bodner	60	7	✓				✓	Chair

Crist	55	5	✓		✓			✓	Chair

Cullen	64	3	✓		✓		✓		✓

Dineen	54	2	✓			✓			✓

Skoufalos	65	3	✓					✓	✓

Steeneck	65	7	✓				✓

Average	60	5	89%		44%

2022 Meetings Held							9	5	5

(1)	Based on director nominees’ self-identified characteristics

Board Diversity

Our objective is to foster diversity of thought on our Board of Directors. To accomplish that objective, the Nominating and Governance Committee considers ethnic and gender diversity, as well as diversity in perspective, professional experience, education, skill, and other qualities in the context of the needs of our Board of Directors. Nominees will not be discriminated against on the basis of race, color, disability, gender, national origin, sexual orientation, religion or creed, or any other basis prohibited by law. The Nominating and Governance Committee evaluates its effectiveness in achieving diversity on the Board of Directors through its annual review of board member composition.

In addition to the diversity noted in the table on page 14, our director nominees also include two directors born outside of the U.S., one first-generation American director, and two military veterans. Certain directors are included in more than one of the listed categories.

Board Skills Matrix

The following skills matrix should be read in conjunction with the biographies of our nominees above. The skills matrix and biographies contain information regarding each person’s qualifications, experience, self-identification, other director positions held currently or at any time during at least the last 5 years. We believe that each nominee possesses the core competencies that are expected of all of our directors, including integrity, sound business judgment, and the ability and willingness to represent the long-term interests of our stockholders.

Experience	Beck	Bodner	Callahan	Crist	Cullen	Dineen	Kaminski	Skoufalos	Steeneck

General Mgmt/CEO	X	X	X		X	X	X

Finance/Capital Markets	X	X	X		X		X		X

CPG Industry	X	X	X	X	X	X	X	X	X

Snacking Category	X		X		X				X

Public Company*	X	X	X	X		X		X	X

Other Board Experience	X	X		X	X		X	X	X

Consumer Marketing	X		X		X	X	X

Supply Chain	X							X	X

International Business	X		X		X	X	X	X

M&A	X	X	X	X			X	X	X

Human Capital				X

Technology						X

Digital/E-Commerce		X	X			X

ESG			X					X

*	Either as member of management or Board member of other public company

Board Nominations and Refreshment Process

In considering director nominees for election by the stockholders and in appointing directors to fill vacancies on the Board, the Board considers the recommendation of the Nominating and Governance Committee. In evaluating director candidates, the Nominating and Governance Committee and the Board consider the following criteria as well as any other factors that they deem relevant to contribute to the development and expansion of the Board’s knowledge and capabilities, as stated in the Company’s Corporate Governance Guidelines:

•	A director should have professional and personal integrity and demonstrate high ethical standards;

•	A director should have the education, business experience, and insight necessary to understand the Company’s business;

•	A director should have the interest, energy and time available to fulfill his or her responsibilities as a director;

•

A director should contribute to the diversity and inclusion of the Board by presenting differences in background, qualifications or personal characteristics from other members of the Board, including diversity of race, ethnicity, gender, age, education, cultural background, and professional experiences;

•

A director should have independence of thought and judgment and strength of conviction while at the same time leaving behind personal prejudice so as to be open to other points of view from fellow directors;

•	A director should have the willingness and ability to objectively and constructively appraise the performance of executive management and, when necessary, recommend appropriate changes; and

•

A director should not be involved in any activity or interest that might appear to conflict with his or her fiduciary responsibility to the Company, unless formally approved by the disinterested directors.

Each current director annually completes a Board evaluation, an evaluation of each committee on which he or she sits and individual evaluations for each director, and each independent director completes a self-evaluation. The Nominating and Governance Committee then uses the evaluations, feedback from stockholder engagement during the prior year and any identified Company needs to detect any skills or knowledge gaps in the current Board. If the Nominating and Governance Committee believes that there is a skill or knowledge area the Board is lacking, it will develop a plan of action to fill the gap, which may include training or education opportunities for current directors or identifying potential candidates with the relevant knowledge or experience.

As more fully described in our Corporate Governance Guidelines, while the Company does not have a formal retirement age or term limits, the Nominating and Governance Committee considers such factors during it is annual evaluation of director nominees.

Board Structure

Our Third Amended and Restated Certificate of Incorporation provides that each of our directors will serve for one-year terms, expiring at each annual meeting of stockholders.

Our Board of Directors has determined that Olu Beck, Larry Bodner, Gretchen Crist, Rachel Cullen, Hugh Dineen, Jerry Kaminski, Ioannis Skoufalos and Craig Steeneck each qualify as an “independent director,” as defined in the corporate governance rules of Nasdaq. Andy Callahan, our President and Chief Executive Officer, is not an “independent director.”

Board Leadership Structure

Our leadership structure separates the roles of Chair of the Board and Chief Executive Officer. Jerry Kaminski has served as our Board Chair since October 2020. Andy Callahan has served as our President and Chief Executive Officer since May 2018. Our Board believes that separating these roles provides the appropriate balance between strategy development, flow of information between management and the Board of Directors, and oversight of management. As Chair, Jerry Kaminski, among other responsibilities, presides over regularly scheduled meetings of the Board, serves as a liaison between the directors, and performs such additional duties as our Board of Directors may otherwise determine and delegate. By having Jerry Kaminski serve as Board Chair, Andy Callahan is better able to focus his attention on running our Company.

The Board’s Role in Risk Oversight

Although our management is primarily responsible for managing our risk exposure on a daily basis, our Board of Directors oversees the risk management processes. Our Board determines the appropriate level of risk for our Company, assesses the specific risks that we face, and reviews management’s strategies for adequately mitigating and managing the identified risks. Although our Board administers this risk management oversight function, the Board has delegated to the various committees the oversight duties and to address risks inherent in its areas of responsibility. Each of the Board’s standing committees play a role in this oversight. The Audit Committee oversees the financial statement audit, enterprise risk management, cybersecurity and information technology, Code of Ethics and whistleblower activity. The Talent and Compensation Committee oversees executive and senior management compensation, culture, DEI&B, and succession planning. The Nominating and Governance Committee oversees the Company’s ESG efforts, governance issues, board member recruitment, and director orientation and education.

Board Participation

Our Board of Directors held 4 meetings and acted through written consent 4 times in 2022. During 2022, each of our directors attended at least 75% of the meetings of our Board of Directors and of the committees on which he or she serves or served (excluding, in the case of non-independent directors, any meetings solely of independent directors). We regularly schedule executive sessions in which independent directors meet without the presence or participation of management and non-independent directors.

We encourage our directors to attend each annual meeting of stockholders. All of our directors attended the 2022 Annual Meeting.

Board Committees

Our Board of Directors has the authority to appoint committees to perform certain oversight and other functions as directed by the Board. Our Board of Directors has an Audit Committee, a Talent and Compensation Committee, and a Nominating and Governance Committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the Board of Directors.

Audit Committee

Our Audit Committee provides oversight of our accounting and financial reporting process, the review and/or audit of our financial statements and our internal control function. Our Audit Committee has a written charter that sets forth its purpose and responsibilities, which include the following, among others:

•

appointing, compensating, retaining and overseeing the independent auditor; determining the compensation and oversight of the work of the independent auditor for the purpose of preparing or issuing an audit report or related work;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•	reviewing the qualifications and performance of the independent auditor and evaluating the independence of the independent auditor;

•

reviewing and discussing with management and the auditors the annual audit plan and the information which is required to be reported by the independent auditor (including any critical auditing matters and resolution of disagreements between management and the independent auditor regarding financial reporting);

•

reviewing the adequacy and effectiveness of the Company’s accounting and internal control policies and procedures on a regular basis, including the responsibilities, budget, compensation and staffing of the Company’s internal audit function;

•

reviewing and discussing with management and the independent auditor the annual financial statements, and recommending to the Board whether the financial statements should be included in our annual report on Form 10-K and quarterly reports on Form 10-Q;

•

reviewing the type and presentation of information to be included in the Company’s earnings press releases and securities filings, as well as financial information and earnings guidance provided by the Company;

•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	reviewing the internal audit plan annually and the progress and results of internal audit projects;

•

discussing with management (1) the process by which exposure to risks, including risks related to cybersecurity and information technology, are assessed and managed, (2) the Company’s major financial risk exposures, and (3) the steps management has taken to monitor such exposures, including through guidelines and policies;

•	monitoring the Company’s overall hedging program, including interest rate swaps and foreign currency forward contracts, and the Company’s capital allocation strategies;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•	reviewing the Company’s program to monitor compliance with the Company’s Code of Ethics and policies related to the ethical handling of conflicts of interest;

•	reviewing and approving all related-party transactions; and

•	evaluating the committee’s performance and reporting the results to the Board.

While the Audit Committee has the responsibilities above, among others, it is not the duty of the Audit Committee (i) to plan or conduct audits, (ii) to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles or (iii) to design and implement internal controls and procedures to ensure the Company’s compliance with applicable accounting standards, laws, and regulations. This is the responsibility of management and the independent auditor.

Our Audit Committee has the authority to retain advisors as the committee deems appropriate. Our Audit Committee is currently comprised of Olu Beck, the chair of the committee, Craig D. Steeneck, Laurence Bodner and Rachel P. Cullen. Craig Steeneck served as chair of the Audit Committee until June 2022 when Olu Beck was appointed chair. All members of our Audit Committee qualify as independent directors according to the rules and regulations of the SEC and Nasdaq with respect to audit committee membership, and each member of the committee is financially literate. Each of Olu Beck, Larry Bodner, and Craig Steeneck is an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Our Audit Committee held 9 meetings and acted through written consent 1 time during 2022.

Talent and Compensation Committee

Our Talent and Compensation Committee adopts, administers and reviews the compensation policies, plans and benefit programs for our executive officers and all other members of our executive team. Our Talent and Compensation Committee has a written charter that sets forth the Talent and Compensation Committee’s purpose and responsibilities, including the following, among others:

•	reviewing key employee compensation goals, policies, plans and programs;

•	evaluating the performance of our Chief Executive Officer and other executive officers;

•	reviewing and approving the compensation of our Chief Executive Officer and other executive officers;

•	reviewing and approving employment agreements, severance arrangements and other similar arrangements between us and our executive officers;

•	overseeing talent management and succession planning with respect to our executive officers;

•	overseeing the Company’s culture;

•	periodically reviewing with management, the Company’s policies and practices with respect to diversity and inclusion;

•	evaluating director and employee compensation and considering the result of the most recent stockholder advisory vote on executive compensation;

•	reviewing employee benefit plans and perquisites;

•	administering our stock ownership guidelines, stock plans and other incentive compensation plans;

•	preparing the Compensation Committee Report in accordance with the rules and regulations of the SEC;

•	overseeing our regulatory compliance with respect to compensation matters; and

•	evaluating the committee’s performance and reporting the results to the Board.

Our Talent and Compensation Committee is currently comprised of Laurence Bodner, the chair of the committee, Gretchen R. Crist, and Ioannis Skoufalos, each of which is an independent director according to the rules and regulations of the SEC and Nasdaq with respect to compensation committee membership.

Our Talent and Compensation Committee held 5 meetings and acted through written consent 6 times during 2022.

Our Talent and Compensation Committee has the authority to retain advisors as the committee deems appropriate. The Talent and Compensation Committee has engaged Mercer as its independent compensation consultant to assist the Talent and Compensation Committee with conducting a thorough review of our executive compensation practices, including a review of our historical compensation and related practices, an examination of relevant peer and industry practices and recommendations on how best to structure our performance-based and other compensation practices going forward.

Our Talent and Compensation Committee considered whether any conflicts of interest would arise due to its engagement of Mercer. The committee recognized that we paid Mercer $193,500 for executive compensation consulting services provided during 2022 and paid Mercer and its affiliates in 2022 $632,447 for services rendered to us in their capacities other than relating to executive compensation. The decisions to use Mercer and its affiliates for these other services are made in the ordinary course of our business and are generally recommended by our business department heads with the approval of management. We view these engagements as unrelated to our Talent and Compensation Committee’s engagement of Mercer, and we do not require the Talent and Compensation Committee or our Board to review each use of Mercer or its affiliates for such purposes. The Talent and Compensation Committee also considered that the Mercer consultants providing services to the Talent and Compensation Committee do not benefit economically from the provision of the non-executive compensation services and work in a different office separate from the part of Mercer that provides the other services. The Talent and Compensation Committee reviewed and analyzed Mercer’s services to and compensation from us prior to its engagement and all other factors deemed relevant and required by SEC rules and concluded that the proposed engagement of Mercer by our Talent and Compensation Committee for executive compensation work did not raise a conflict of interest and that Mercer remained independent.

Nominating and Governance Committee

Our Nominating and Governance Committee is responsible for, among other things, making recommendations regarding Board nominations and corporate governance practices, including governance trends, and overseeing ESG matters. Our Nominating and Governance Committee has a written charter that sets forth the committee’s purpose and responsibilities, which include the following, among others:

•

developing and annually assessing criteria and qualifications for membership on our Board, including with respect to knowledge, experience, skills, diversity, independence, and other characteristics determined by the committee to be appropriate, and its committees;

•	identifying, recruiting, evaluating and screening individuals qualified to become members of our Board and its committees, consistent with criteria approved by our Board;

•	evaluating whether an incumbent director should be nominated for re-election to the Board as part of its selection process upon expiration of such director’s term;

•	selecting, or recommending that the Board select, the director nominees;

•	recommending to the Board director nominees to fill vacancies on the Board, as necessary;

•	reviewing, assessing and recommending nominees for membership on, and chairs of, the various committees of the Board;

•	implementing and overseeing compliance with our corporate governance policies;

•	overseeing our corporate responsibility and ESG matters;

•	reviewing and recommending to our Board any amendments to our organizational documents, committee charters and corporate governance policies;

•	developing and overseeing an orientation program for new directors and a continuing education program for current directors, periodically reviewing these programs and updating them as necessary;

•	evaluating the committee’s performance and reporting the results to the Board; and

•	overseeing the evaluation of the Board and its other committees and making appropriate recommendations to improve performance.

Our Nominating and Governance Committee has the authority to retain advisors as the committee deems appropriate. Our Nominating and Governance Committee is currently comprised of Gretchen R. Crist, the chair of the committee, Rachel P. Cullen, Hugh G. Dineen and Ioannis Skoufalos.

Our Nominating and Governance Committee held 5 meetings and acted through written consent 1 time during 2022.

Identifying and Evaluating Director Candidates by Stockholders

Our Nominating and Governance Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors. Stockholders wishing to recommend director candidates for consideration by the Nominating and Governance Committee may do so by writing to the Company’s Secretary at 7905 Quivira Road, Lenexa, Kansas 66215, and giving the recommended nominee’s name, biographical data and qualifications, accompanied by the written consent of the recommended nominee.

The evaluation process for director nominees who are recommended by our stockholders is the same as for any other nominee and is based on numerous factors that our Nominating and Governance Committee considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity reflecting ethnic background, gender and professional experience, and the extent to which the nominee would fill a present need on our Board of Directors.

Corporate Governance Guidelines

We maintain Corporate Governance Guidelines setting out internal board policies, practices and procedures and assist the Board in fulfilling its responsibilities to stockholders. Our Corporate Governance

Guidelines cover topics such as board member qualifications, board size, director orientation and continuing education, executive sessions, director change in responsibilities, service on other boards, board and committee evaluations, and succession planning.

Availability of Corporate Governance Information

Our Audit, Talent and Compensation, and Nominating and Governance Committees operate under charters adopted by the Board that describe the authority and responsibilities delegated to the committee by our Board of Directors. Our Board of Directors has also adopted a Code of Ethics that applies to all of our employees, including our executive officers, and our directors and those employees responsible for financial reporting. We post on our website, at www.hostessbrands.com under the “Investors” tab, the charters of our Audit, Talent and Compensation, and Nominating and Governance Committees, the Corporate Governance Guidelines and the Code of Ethics referenced above. A copy of the Code of Ethics has been provided to each of our Executive Officers and members of our Board of Directors. We intend to disclose any amendments to our Code of Ethics, or any waivers of its requirements, on our website to the extent required by applicable SEC or Nasdaq rules. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement. These documents are also available in print to any stockholder requesting a copy in writing from our Secretary at 7905 Quivira Road, Lenexa, Kansas 66215.

Communications with our Board of Directors

Stockholders and other interested parties wishing to communicate with our Board of Directors or with an individual member of our Board of Directors may do so by writing to our Board of Directors or to the particular member of our Board of Directors and mailing the correspondence to our Secretary at 7905 Quivira Road, Lenexa, Kansas 66215. Our Board has instructed our Secretary not to forward communications that our Secretary deems unduly hostile, threatening, illegal or otherwise inappropriate (such as surveys, spam, junk mail, unsolicited resumes, service or product inquiries or complaints, solicitations or advertisements). Our Secretary will periodically provide our Board a summary of all communications (other than surveys, spam, etc.) that were not forwarded to the intended recipient(s) and will make those communications available to any director upon request.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees

Our Nominating and Governance Committee has recommended, and the Board of Directors nominated:

•	Jerry D. Kaminski

•	Andrew P. Callahan

•	Olu Beck

•	Laurence Bodner

•	Gretchen R. Crist

•	Rachel P. Cullen

•	Hugh G. Dineen

•	Ioannis Skoufalos

•	Craig D. Steeneck

as nominees for election to our Board of Directors. Each nominee has consented to serve a term, if elected, concluding at the 2024 annual meeting of stockholders. Biographical information about each of our directors is contained in the section above.

Required Vote

The 9 nominees receiving the highest number of affirmative “FOR” votes cast by the stockholders present in person (virtually) or represented by proxy at the meeting and entitled to vote shall be elected as directors. Unless marked to the contrary, proxies received will be voted “FOR” each nominee.

Recommendation of the Board

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF EACH OF THE ABOVE-NAMED NOMINEES.

DIRECTOR COMPENSATION

Our Board of Directors has approved a compensation policy for our non-management directors. In 2022, each of the non-management directors received an annual cash retainer of $70,000 and Jerry Kaminski received an additional $90,000 annual cash retainer for his service as Chair. Beginning January 1, 2023, based on a review of market data, the non-management director retainer was increased to $80,000 and the Chair retainer was increased to $100,000. In 2022, the non-management directors also received an annual equity award with a grant date value of $105,000 that will vest at the 2023 annual stockholders meeting. Beginning in 2023, the non-management directors will receive an equity award with a grant date value of $135,000. The non-management directors also receive reimbursement of expenses relating to attendance at Board meetings and committee members receive retainers. Each member of our Audit Committee receives an annual cash retainer of $10,000 for service on the committee and the chair of our Audit Committee receives an additional annual cash retainer of $10,000. Each member of our Talent and Compensation Committee receives an annual cash retainer of $7,500 for service on the committee and the chair of our Talent and Compensation Committee receives an additional annual cash retainer of $8,500. Each member of our Nominating and Governance Committee receives an annual cash retainer of $7,500 for service on the committee and the chair of our Nominating and Governance Committee receives an additional annual cash retainer of $6,000. All retainers are paid quarterly.

In June 2022, our Board of Directors made an annual award of 4,900 RSUs based upon a value of $105,000 divided by the average closing price of our Class A common stock over the 20-trading day period preceding the date of grant, rounded to the nearest share, to each of the non-management directors serving on the Board at that time. These RSUs will vest upon the first to occur of (i) the 2023 Annual Meeting, (ii) September 8, 2023, (iii) the death or disability of the director, or (iv) a change of control of the Company, in each case, subject to continued service until such vesting date, and will be settled upon the director’s termination of Board service or if earlier, a change of control of the Company.

Andy Callahan did not receive any additional compensation for his service on the Board of Directors. See the section of this proxy statement titled “Executive Compensation” below for a description of the compensation paid to him.

Director Compensation Table

The following table sets forth a summary of the compensation paid to each person serving as a director of the Company for service in 2022, other than Andy Callahan, whose compensation is disclosed elsewhere in this proxy statement.

Name	Fees Earned in Cash	Share Awards (1)	Option Awards	All Other Compensation	Total
Jerry D. Kaminski	$160,000	$99,862	—	—	$259,862
Olu Beck	85,632	99,862	—	—	185,494
Laurence Bodner	96,000	99,862	—	—	195,862
Gretchen R. Crist	91,000	99,862	—	—	190,862
Rachel P. Cullen	87,500	99,862	—	—	187,362
Hugh G. Dineen	77,500	99,862	—	—	177,362
Ioannis Skoufalos	85,000	99,862	—	—	184,862
Craig D. Steeneck	84,368	99,862	—	—	184,230

(1)

Consists of an annual award of 4,900 RSUs at the closing price of $20.38 per share on the date of grant (June 8, 2022). The number of RSUs is based upon a value of $105,000 divided by the 20-trading day average closing price per share for the period preceding the date of grant ($21.43) rounded to the nearest share.

The following table lists all outstanding unvested equity awards held by our current directors as of April 21, 2023, other than unvested equity awards held by Andy Callahan, whose awards are disclosed elsewhere in this proxy statement.

Name	Date of Grant	Number of Shares of Stock That Have Not Vested (1)	Market Value of Shares of Stock That Have Not Vested (2)
Jerry D. Kaminski	June 8, 2022	4,900	$99,862
Olu Beck	June 8, 2022	4,900	99,862
Laurence Bodner	June 8, 2022	4,900	99,862
Gretchen R. Crist	June 8, 2022	4,900	99,862
Rachel P. Cullen	June 8, 2022	4,900	99,862
Hugh G. Dineen	June 8, 2022	4,900	99,862
Ioannis Skoufalos	June 8, 2022	4,900	99,862
Craig D. Steeneck	June 8, 2022	4,900	99,862

(1)

RSU awards will vest upon the first to occur of (i) the Annual Meeting, (ii) September 8, 2023, (iii) the death or disability of the director, or (iv) a change of control of the Company, in each case, subject to continued service until such vesting date and shall be settled upon the director’s termination of Board service, or if earlier, a change of control of the Company.

(2)

Number of shares at the closing price on the date of grant ($20.38). The number of shares is based upon a value of $105,000 divided by the 20-trading day average closing price per share for the period preceding the date of grant ($21.43) rounded to the nearest share.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of April 21, 2023:

Name	Age	Position
Andrew P. Callahan	57	Director, President and Chief Executive Officer
Travis E. Leonard	50	Executive Vice President, Chief Financial Officer
Arist R. Mastorides	56	Executive Vice President, Chief Customer Officer
Daniel J. O’Leary	49	Executive Vice President, Chief Growth Officer
Adrian A. Poretti	54	Senior Vice President, Chief Supply Chain Officer
Darryl P. Riley	63	Senior Vice President, Chief Sustainability Officer
Jolyn J. Sebree	51	Senior Vice President, General Counsel and Secretary
Robert C. Weber	54	Senior Vice President, Chief People Officer

Andrew P. Callahan’s biography is set forth under the heading “Our Board” above. Andy Callahan has served as our President and Chief Executive Officer since May 2018.

Travis E. Leonard.    Travis Leonard has served as our Executive Vice President, Chief Financial Officer since May 2022, and he serves in the same capacity at our subsidiaries. Prior to joining the Company, he served as Senior Vice President and CFO of the medical segment at Cardinal Health Inc., a distributor of pharmaceuticals, a global manufacturer and distributor of medical and laboratory products, and a provider of performance and data solutions for healthcare facilities, from May 2021 until May 2022. He joined Cardinal Health in April 2018 as Senior Vice President, Corporate Treasurer and served in that role until February 2020 when he moved to the position of Senior Vice President Global FP&A where he served until May 2021. Prior to these positions, he served in finance and corporate audit roles at Cargill, Incorporated from August 2011 until April 2018. Earlier in his career, he spent nearly 14 years in various finance roles of increasing responsibility across multiple businesses at Kraft Foods.

Arist R. Mastorides.    Arist Mastorides has served as our Executive Vice President, Chief Customer Officer since January 2022, and he serves in the same capacity at Hostess Brands, LLC. Prior to joining Hostess Brands, he was the President of the North America Family Care business of Kimberly-Clark Corp., a global personal care and tissue products company, from May 2019 through December 2021, where he was responsible for P&L management of the following brands: Cottonelle, Scott, Kleenex and Viva. Prior to that position, he held the following positions at Kimberly-Clark: Vice President/General Manager of the North America Infant Care business (October 2018 through April 2019), Vice President/General Manager of North America Child Care business (January 2017 through September 2018) and Vice President/General Manager of the Global Walmart team (March 2012 through December 2016). From September 2011 through February 2012, Arist was the Senior Vice President of Direct Accounts for Diamond Foods. Prior to this, he served in a variety of marketing and sales roles at Kimberly-Clark. Arist currently serves on the Board of Directors and Executive Committee of the Xavier Catholic Schools System.

Daniel J O’Leary.    Dan O’Leary has served as our Executive Vice President, Chief Growth Officer since May 2021, and he serves in this same capacity at certain of our subsidiaries. From February 2019 through April 2021, he was at Tyson Foods, serving first as Senior Vice President of the Hillshire Farm business unit, and then as of September 2019, as the Group General Manager of the Prepared Retail business, where he was responsible for P&L management of the following brands, among others: Jimmy Dean, Hillshire Farm, and Ball Park. From October 2014 through February 2019, he was at Mizkan America, first as Vice President of Marketing from October 2014 to July 2017, and then as Senior Vice President with responsibility for marketing, consumer insights, R&D and key supply chain functions. From August 2004 through October 2014, Dan was at Kraft Foods in a variety of general management, marketing and sales roles.

Adrian A. Poretti.    Adrian Poretti has served as our Senior Vice President, Chief Supply Chain Officer since September 2022. He also serves in this same capacity at certain of our subsidiaries. Prior to joining the

Company, he served in multiple leadership roles over a nearly 30-year career with Kimberly-Clark Corp., a global personal care and tissue products company. Most recently, from May 2021 until September 2022, he served as Vice President, Global Supply Chain Capabilities at Kimberly-Clark. Prior to that position, he held the following positions at Kimberly-Clark: Vice President, Supply Chain North America (March 2018 until May 2021), Vice President, Global Manufacturing (October 2015 until March 2018) and Vice President, North America BCC Product Supply (October 2012 until October 2015).

Darryl R Riley.    Darryl Riley has served as our Senior Vice President, Chief Sustainability Officer since July 2022, and he serves in the same capacity at Hostess Brands, LLC. From December 2016 through June 2022, he served as our Senior Vice President of Quality, Food Safety and R&D. From March 2016 through November 2016, Darryl served as President of Total Food Safety Management, a quality and food safety consulting firm. Prior to this position he served as Vice President, R&D, Quality & Innovation at Kraft Foods Company from September 2013 to August 2015. From July 2004 through August 2013, he served as Vice President, Research, Quality & Technology at the Kellogg Company.

Jolyn J. Sebree.    Jolyn Sebree has served as our Senior Vice President, General Counsel and Secretary since the consummation of the Business Combination and serves in the same capacity at the Company’s subsidiaries. From March 2012 through April 2013, she served as Senior Vice President, Acting General Counsel and Corporate Secretary at the former Hostess Brands, Inc. and related entities. Prior to this role, she served as Vice President and Assistant General Counsel at the former Hostess Brands, Inc. and related entities from August 2011 to March 2012.

Robert C. Weber.    Rob Weber has served as our Senior Vice President, Chief People Officer since September 2019 (formerly Chief Human Resources Officer). He also serves in this same capacity at certain of our subsidiaries. From October 2015 through September 2018, Rob served as Vice President of Human Resources for Sears Holding Company and from October 2018 through August 2019, he served as its Chief Human Resources Officer. Prior to his roles with Sears Holding Company, he worked for Groupon, Inc. as Senior Human Resources Director for North America from July 2013 through September 2014 and as Head of Global Talent Development from October 2014 through September 2015.

Each of our executive officers serves at the discretion of our Board of Directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our compensation strategy, philosophy, policies, programs and practices for our named executive officers (“NEOs”), who are identified in the table below with the positions they held in 2022. For purposes of this CD&A, the “Committee” refers to the Talent and Compensation Committee of our Board of Directors.

Named Executive Officers

The Company’s business is led by our senior executive team, which is comprised of individuals who have significant industry experience and leadership. We believe that our management team’s expertise in managing brands and operating packaged food businesses enables us to position the Company for future growth. During 2022, we expanded our leadership team capabilities by bringing on three individuals with extensive industry expertise and track records of creating successful business results. The first was the addition of Arist Mastorides in January 2022 as our Chief Customer Officer. Arist brings over 30 years of consumer-packaged goods experience and is responsible for driving sales through continued acceleration of the Company’s customer and shopper-based capabilities while partnering with internal functions to deliver the Company’s strategic growth plans. Travis Leonard joined the Company as Executive Vice President and Chief Financial Officer in May 2022. Travis brings over 20 years of experience in strategic financial roles at leading packaged foods firms. Adrian Poretti joined the Company in September 2022 as Chief Supply Chain Officer. Adrian brings nearly 30 years of consumer-packaged goods experience and is responsible for all operations and functions within supply chain, including supply planning, procurement, manufacturing and logistics.

Our NEOs for 2022 were as follows:

Named Executive Officer	Executive Officer Position
Andrew P. Callahan	President and Chief Executive Officer
Travis E. Leonard (1)	EVP, Chief Financial Officer
Arist R. Mastorides (2)	EVP, Chief Customer Officer
Daniel J. O’Leary	EVP, Chief Growth Officer
Jolyn J. Sebree	SVP, General Counsel and Secretary
Michael J. Gernigin	(3)

(1)	Travis Leonard joined the Company on May 11, 2022 as our Executive Vice President and Chief Financial Officer.

(2)	Arist Mastorides joined the Company as our Executive Vice President and Chief Customer Officer on January 10, 2022.

(3)

Mike Gernigin served as the Company’s Interim Chief Financial Officer and Chief Accounting Officer from November 2021 to May 2022. He served as SVP, Chief Accounting Officer from May 11, 2022 to August 28, 2022 and served as our SVP, Commercial Finance from August 29, 2022, to March 17, 2023, when he left the Company.

Selected 2022 Business Highlights

We continued to deliver record financial performance in 2022, which we believe reflects the power of our portfolio of brands, the impact of our innovation targeting growing snacking occasions, the resiliency of our operating model and the agility of our talented team. Successful pricing actions, innovation, productivity initiatives, and continued strong execution against prior acquisitions enabled us to offset elevated inflation and deliver double-digit adjusted EBITDA(1) growth in a volatile environment.

(1)

Financial results for the year ended December 31, 2022 include certain non-GAAP financial measures. For a complete presentation of our financial results for the year ended December 31, 2022 and a reconciliation of non-GAAP financial measures to the most comparable GAAP financial measures, please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 21, 2023.

In 2022, we continued to face a complex set of challenges with ongoing supply chain issues, constrained talent markets, and significant inflationary pressures. We stayed nimble throughout, enabling us to deliver on targeted pricing actions and productivity initiatives that supported growth in gross profit. In this environment, adjusted EBITDA margins declined somewhat, though overall adjusted EBITDA achieved double digit growth. We believe that our continuous focus on our core values of People, Nimbleness, Integrity, Tenacity, Inclusivity, and Quality serves as the foundation for ongoing business success in the challenging 2022 operating environment and will be sustained going forward.

Executive Summary of 2022 Compensation

Components of executive compensation are summarized in more detail in the 2022 Compensation Program Overview section below but include base pay, short-term incentive plan, long-term incentive plan, and benefits.

The Company’s short-term incentive plan (“STI Plan”) allocates bonus dollars based on achievement of net revenue (35%), adjusted EBITDA (35%), and new for 2022, free cash flow (“FCF”) (10%) targets, as well as achievement of strategic metrics (20%). Funding of the STI Plan is based on net revenue and adjusted EBITDA and is contingent upon achievement of a threshold level of adjusted EBITDA. With the strength of net revenue, adjusted EBITDA and FCF achieved in 2022, the Company’s results exceeded target performance levels. As such, bonus payments to our NEOs were 180.2% of target.

In 2022, the Company continued its approach of providing annual equity grants to its NEOs, with no significant structural changes to the awards provided. The 2022 awards are intended to align with stockholder value creation and provide a focus on sustained strong performance. The 2022 awards to the NEOs consisted of an intended equity mix of performance share units (“PSUs”) (50% weighting by intended grant value) and restricted stock units (“RSUs”) (50% weighting by intended grant date value(1)). The PSUs continue to measure the Company’s 3-year relative total stockholder return (“TSR”) against companies in the S&P 1500 Packaged Foods & Meats index. This index reflects the industry dynamics in which the Company operates and assesses the ability of the management team to deliver stockholder value at or above market levels to earn target payouts or, with a positive absolute TSR, greater than target payouts. The RSUs vest ratably on an annual basis over a 3-year period and are intended to align the interests of the NEOs with those of stockholders and provide an incentive to grow the absolute stock price.

The Company continues to focus on a pay for performance culture, and this is reflected in the target pay mix for our NEOs, as well as the structure of our incentive programs. For 2022, 83% of the CEO’s target pay was at risk and over 50% required performance against explicit financial and stockholder objectives to achieve payouts. Our philosophy is to establish rigorous performance expectations, where exceeding the targeted net revenue and adjusted EBITDA goals, as achieved in 2022, will result in above target bonus payouts.

Pay Philosophy

Our pay philosophy has been established to allow us to attract and retain talented senior leaders that can drive business success and create stockholder value. Key aspects of the pay strategy are to:

•	Target an overall compensation level that is competitive in the market (the long-term intent is generally to pay NEO compensation approximating at or above market median for target pay);

•	Emphasize pay for performance with clear objectives and strong alignment between results and pay delivered;

•	For senior executives, provide a significant focus on long-term performance achievement that is aligned with stockholder outcomes; and

•	Administer all compensation programs in a manner that is consistent and without bias.

(1)

Intended grant date value is the share price at grant times the target number of PSUs and RSUs. Note that these values differ from the Summary Compensation Table values as the assessed grant date value of the PSUs differs based upon expected probability of achievement under FASB ASC Topic 718 at the time of the valuation.

The Committee reviews management pay on a total compensation basis with a stronger focus on pay for performance and creation of stockholder value for members of senior management.

Performance-Based Compensation Mix

We have four elements of total compensation:

•	Base salary

•	Short-term incentives

•	Long-term equity incentives

•	Benefits (including retirement programs)

The charts below demonstrate our at-risk pay mix. Based on our targeted compensation (including target grant date value of equity awards(1) and target annual bonus amounts), 83% of Andy Callahan’s annual compensation and an average of 67% of the annual compensation for the other NEOs(2) is at risk, with either direct performance hurdles required for delivering payouts or award value fluctuating based on stock price. The charts below also demonstrate the mix of performance-based compensation (PSUs and cash bonuses) and non-performance-based compensation (base salary and RSUs) of Andy Callahan and our other NEOs for 2022. In 2022, 51% of the CEO’s target compensation is performance-based, as is 45% of target compensation for the other NEOs.

(1)

Target grant date value is the share price at grant times the target number of PSUs and RSUs. Note that these values differ from the Summary Compensation Table values as the assessed grant date value of the PSUs differs based upon expected probability of achievement under FASB ASC Topic 718 at the time of the valuation.

(2)

Travis Leonard’s and Arist Mastorides’ target annual compensation is included in the other NEO’s total compensation mix, whereas values for salary and bonus in the Summary Compensation Table reflect actual values paid during their times in the roles in 2022. Sign-on cash awards for Travis Leonard and Dan O’Leary are not included in the total compensation mix. Mike Gernigin’s values are not included in the chart as he was in an interim role for part of 2022. For Travis Leonard, the equity values included represent the annual 2022 target long-term incentive value of $700,000 split equally between PSUs and RSUs, whereas the actual 2022 equity grant value was pro-rated based on his May 2022 start date, and excludes $300,000 in sign-on RSU awards granted in 2022. For Arist Mastorides, the values included represent the annual 2022 target long-term incentive value of $800,000 split equally between PSUs and RSUs. The value of Arist Mastorides’ award will be reduced to $650,000 in 2023 and no less than $500,000 thereafter.

Engagement with Stockholders and Advisory Vote on Executive Compensation

We maintain ongoing contact with our stockholders. In 2022, we met directly with stockholders holding over 75% of our outstanding shares. Executive compensation was one of many topics discussed. In addition, the overall program design has been publicly disclosed to ensure that stockholders are aware of the approach being taken to motivate and reward our management team in a way that provides strong pay and performance alignment.

In our 2022 say-on-pay vote, approximately 94% of our voting stockholders voted to approve our compensation programs. In 2021, we did not receive material feedback on the structure and elements of our compensation programs. Going forward, we will continue to engage with stockholders and incorporate feedback as appropriate.

Based on our success in being able to attract and retain a strong leadership team with the existing pay structures, and our belief that our approach provides strong alignment between pay and performance, we elected to generally maintain the core pay structure in 2022 with one exception. For 2022, the Committee added FCF as a metric to our short-term incentive plan to ensure a continued focus on cash flow, which enables the execution of strategic objectives and return of capital to stockholders, and reduced weighting for net revenue and adjusted EBITDA.

2022 Pay Program Changes

As noted above, based on an internal review of pay programs and key business objectives, the Committee made limited changes to the 2022 short-term incentive program. Key refinements include:

•	Introduced FCF as a direct metric in the short-term incentive plan, with a 10% weighting

•	Reduced the Net Revenue and adjusted EBITDA goals by 5% each (40% to 35% for each) based on the new FCF metric

Pay Program Design and Practices

The Committee oversees the design and administration of our compensation program and evaluates it against competitive practices, legal and regulatory developments and corporate governance trends. The Committee has incorporated the following leading governance features into our compensation program:

What We Do

✓    Review total compensation relative to median of a peer group of companies in similar business sectors, notably packaged foods and beverages, of comparable size and complexity

✓    Tie short-term incentives to achievement of multiple challenging financial and strategic metrics

✓    Use equity grants that require performance to earn rewards for half of long-term compensation, with PSUs tied to achievement of performance goals (relative TSR versus others in similar industries)

✓    Maintain robust stock ownership guidelines

✓    Use an independent compensation consultant retained directly by the Committee, in its sole discretion

✓    Annually assess potential risks relating to our compensation policies and practices

What We Don’t Do

×    Incentivize participants to take excessive risks

×    Allow margin, derivative, or speculative transactions, such as hedges, pledges and margin accounts

×    Provide excessive perquisites

×    Provide excise tax gross-ups upon termination with a change in control

×    Allow for repricing of stock options without stockholder approval

×    Provide “single-trigger” change-of-control cash payments or “single-trigger” change-of-control equity acceleration

2022 Compensation Program Overview

We provide a market-competitive mix of base salary, cash incentives and equity incentives with a pay for performance focus to align compensation with results for our stockholders. We review target total pay relative to market median and determine individual pay based on experience and performance and special circumstances as appropriate. The following table describes our 2022 pay program for our NEOs, including the purpose of each element.

ELEMENT	PURPOSE	DESCRIPTION	2022 OUTCOMES
BASE SALARY	Provides competitive level of base pay to attract, motivate and retain highly qualified executives	Fixed cash payments made bi-weekly to NEOs	Targeted salary increases were made for 2022 consistent with the Committee’s review of market practice; new hire salaries were established commensurate with market and the expected role contributions
SHORT-TERM INCENTIVES	Motivates and rewards executives for achievement of key financial results and strategic accomplishments that drive stockholder value	Short-term incentives based on performance against established annual targets for net revenue, adjusted EBITDA, FCF, and strategic metrics	2022 metrics exceeded target performance levels, resulting in a payout of 180.2% of target to NEOs
LONG-TERM INCENTIVES

Focuses executives on achieving TSR performance that exceeds comparable market firms (through PSUs)

Encourages direct appreciation in the share price (through PSUs and RSUs)

Enables a baseline level of retention (mainly through RSUs, which are only subject to time-based vesting)

Mix of intended grants is 50% PSUs and 50% RSUs. RSUs vest ratably over 3 years. PSUs cliff vest at the end of 3 years based on performance achievement, with a requirement that three-year absolute TSR must be positive as a condition to earning payouts above a target level

PSUs measure 3-year TSR versus the S&P 1500 Packaged Foods and Meats constituent companies

2022 TSR was 23.8%, which was near the 70th percentile of the PSU peer group; however, the period of measurement for this component of 2022 compensation will not be finalized until the full performance period is completed (December 31, 2024). PSUs granted in 2020 vested at maximum (200%) on December 31, 2022 based on 3-year TSR of over 66%, which was the 94th percentile of the PSU peer group

RETIREMENT PROGRAMS	Aligns with market-prevalent retirement programs Focuses executives on accumulating savings	401(k) program with Company match for eligible employees	N/A

Peer Group and Benchmarking

For 2022 benchmarking, the Committee reviewed executive compensation at a peer group of firms in similar business sectors, notably packaged foods and beverages. As a firm with historically strong profit margins relative to others in the sector, we focused on adjusted EBITDA as the primary selection criteria, though we also considered factors such as revenue, assets, and market capitalization as additional considerations in selecting peer firms. The peers are reviewed and selected annually by the Committee based on a number of factors. Our 2022 peer group is comprised of the 13 companies listed below and is unchanged from 2021. The pay levels and award practices of these firms were considered as inputs when establishing compensation programs for our NEOs in 2022.

B&G Foods Inc.

The Boston Beer Company, Inc.

Cal-Maine Foods Inc.

Calavo Growers Inc.

Farmer Bros. Co.

Flowers Foods Inc.

The Hain Celestial Group, Inc.

J&J Snack Foods Corp.

John B Sanfilippo & Son, Inc.

Lancaster Colony Corp.

National Beverage Corp.

The Simply Good Foods Company

Tootsie Roll Industries Inc.

For 2023 benchmarking, the Committee expanded its review of potential peers based on recognition that (1) several relevant companies had gone public in recent years, (2) our talent market extends beyond the pure packaged food market, and (3) there are a limited number of companies that fit our exact profile in the packaged food space. To that end, a broader peer group scan included a range of considerations, such as:

•	Excluded firms with an agriculture-based business model

•	Removed companies with concentrated internal ownership

•	Included newer publicly traded companies that operate in the packaged foods space

•	Expanded the industry screen to include companies from the Household and Personal Products sectors based on similar business models and such companies representing likely sources of executive talent

The review resulted in several changes to the peer set used for 2023 compensation benchmarking, with the refined 15-company peer group listed below:

Bellring Brands, Inc.*

B&G Foods Inc.

The Boston Beer Company, Inc.

Edgewell Personal Care Company*

Energizer Holdings, Inc.*

Flowers Foods Inc.

The Hain Celestial Group, Inc.

J&J Snack Foods Corp.

Lancaster Colony Corp.

National Beverage Corp.

Reynolds Consumer Products, Inc.*

The Simply Good Foods Company

Sovos Brands, Inc.*

Treehouse Foods, Inc.*

Utz Brands, Inc.*

*	Represents a new peer for 2023 benchmarking

Base Salary

We target market median for base salary positioning. However, additional factors such as prior compensation levels, contributions to Company results, specific competitive needs and experience may also be considered in establishing salary levels. Each year, the Committee conducts a review of compensation practices and competitive positioning of executives against our benchmark peers with the assistance of its consultant, Mercer. For 2022, as a result of this review, the Committee made limited adjustments to executive salaries as reflected in the table below. Andy Callahan received a larger increase that reflected market pay movement for peer companies and also recognized his leadership in enabling the Company to navigate very challenging recent business environments and still deliver strong financial and stockholder results. Jolyn Sebree also received a larger increase to provide better alignment with market for her role. Dan O’Leary received an increase in 2022 consistent with our broader merit increase program, and Mike Gernigin received an increase in conjunction with his promotion in late 2021 and did not receive a follow-on increase in 2022. Base salary levels for Travis Leonard and Arist Mastorides were established relative to market pay levels for the role and in consideration of the expected contributions to the Company going forward.

NEO	2022 Base Salary(1)	2021 Base Salary	% Change
Andrew P. Callahan	$930,000	$875,000	6.3%
Travis E. Leonard(2)	450,000	—	—
Arist R. Mastorides	430,000	—	—
Daniel J. O’Leary(3)	488,000	465,000	4.9%
Jolyn J. Sebree	435,000	386,000	12.7%
Michael J. Gernigin(4)	315,000	315,000	0.0%

(1)	Represents annual salary.

(2)	Travis Leonard received a sign-on cash award of $250,000 that is subject to repayment if he resigns or is terminated for cause within the first 24 months of employment.

(3)	Dan O’Leary received the second installment of his sign-on cash award in the amount of $80,000.

(4)

Mike Gernigin received an increase in his base salary in conjunction with his promotion in late 2021 and did not receive a follow-on increase in 2022. In addition, in June 2022, Mike Gernigin received a one-time lump sum payment of $50,000 in recognition of his service as Interim Chief Financial Officer.

Short-Term Incentive Plan

We established the STI Plan with the intent to focus our senior leadership on driving business results that will lead to stockholder value creation. No incentive is payable in the event the threshold adjusted EBITDA performance level is not achieved. For 2022, we set goals across four key metrics which we believe support stockholder value growth. FCF was added as an explicit metric in 2022 based on its importance in internal decision-making. With the addition of FCF, the weightings for adjusted EBITDA and net revenue were both reduced by 5% (from 40% to 35%). Metrics and weighting in the 2022 plan include:

Metric	Weighting	Considerations
Adjusted EBITDA(1)	35%

•   Requires topline growth as well as efficiency and cost control to deliver strong results

•   Is a strong driver of stockholder value creation

•   Threshold adjusted EBITDA performance level is required to fund any bonus across all three metrics

Net Revenue	35%	• Focuses the team on delivering topline growth
Free Cash Flow	10%	• Encourages prudent cash management • Enables the execution of strategic objectives • Is a strong driver of stockholder value creation
Strategic Metrics	20%	• Provides a focus on key initiatives to position the Company for growth and stockholder value creation

(1)	For purposes of the STI Plan, adjusted EBITDA is measured prior to giving effect to the cost of STI Plan payments and third-party bonus payments.

Upon attainment of threshold adjusted EBITDA (93% of target), which was achieved in 2022, we pay based on achievement of each individual metric. Target achievement for all four metrics results in 100% of the target payout. For net revenue and FCF, performance below 93% of the target achievement level represents 0% payment for that particular metric. At 93% achievement of target for the three financial metrics (adjusted EBITDA, net revenue, FCF), bonus payouts are 40% of target for each metric, with gradually increasing payouts for performance between threshold and 100% target achievement and payout levels. For each percentage point of performance above the targeted achievement by metric, payouts would be 10% above the target level (i.e., maximum payouts on the adjusted EBITDA, net revenue, and FCF metrics are 200% for 110% of target goal achievement). Our 2022 strategic objectives for our NEOs included efficiency and cost reduction initiatives and ESG initiatives, such as constructing the Arkadelphia, Arkansas bakery with an ESG focus, workplace health and safety, water and energy management, and ingredient sourcing, and were measured across the executive leadership team as a whole. The maximum potential bonus is 200% of target for maximum achievement on all four metrics, which is a change as prior to 2022, payouts on strategic metrics could not exceed 150% of target.

Target bonus opportunities for the NEOs under the STI Plan were set in the first quarter of 2022 by the Committee based on comparisons to market practices and with consideration of factors such as experience, prior opportunity levels, and expected impact to the business. The target levels of performance for the financial metrics were determined based on the Company’s annual operating plan. For 2022, the NEOs maintained a consistent target bonus percentage opportunity relative to 2021 for those who had been in the role previously, with the exception of Andy Callahan whose bonus opportunity increased from 110% of base salary to 115% of base salary to continue to align with market and recognize his positive leadership of the Company through a challenging operating environment in recent years. We believe that annual bonuses based on performance serve to align the interests of management and stockholders. 2022 Target STI Plan opportunities for our NEOs are detailed below:

		Base Salary	STI Target Opportunity
Name	Title		% of Salary	Value at Target(1)
Andrew P. Callahan	President and CEO	$930,000	115%	$1,069,500
Travis E. Leonard	EVP, CFO	450,000	75%	337,500
Arist R. Mastorides	EVP, CCO	430,000	75%	322,500
Daniel J. O’Leary	EVP, CGO	488,000	75%	366,000
Jolyn J. Sebree	SVP, General Counsel	435,000	60%	261,000
Michael J. Gernigin	SVP, Commercial Finance	315,000	60%	189,000

(1)	Values shown represent the full annual target. Actual award opportunities are pro-rated based on time in the role for Travis Leonard and Arist Mastorides.

2022 Financial Results and Funding.     As set out in the table below, 2022 financial performance resulted in above target payouts to NEOs under the STI Plan. The Company exceeded its net revenue, adjusted EBITDA, and FCF targets, and with the strategic objectives, resulted in a payout of 180.2% of target for the NEOs. See Appendix A for more information on 2022 adjusted EBITDA and FCF and reconciliations.

Determining Awards for Strategic Objective Achievement.     In 2022, strategic objectives were established to assess performance of our NEOs in 2 categories: efficiency and cost reduction initiatives and ESG initiatives, such as constructing the Arkadelphia, Arkansas bakery with an ESG focus, workplace health and safety, water and energy management, and ingredient sourcing. The strategic objectives assess measurable accomplishments that accelerate achievement of our long-term strategy. In determining individual payouts for the strategic objective achievement for our NEOs, the Committee considered accomplishment of the initiatives across the leadership team as a whole based on the recommendations of the Company’s CEO (for others beside the CEO himself). For the NEOs, the strategic objective payout was approved at 160.6%.

2022 Financial Performance Metric(1)	Weight	Target Results (in millions)	Actual Results (in millions)	% of Metric Achieved by NEOs	Payout Achieved by NEOs
Net Revenue	35.0%	$1,216.0	$1,358.2	200.0%	70.0%
Adjusted EBITDA	35.0%	288.0	294.1	166.0%	58.1%
Free Cash Flow	10.0%	69.0	76.0	200.0%	20.0%
Strategic Metrics	20.0%	N/A	N/A	160.6%	32.1%
TOTAL	100.0%				180.2%

(1)

Financial results for the year ended December 31, 2022 include certain non-GAAP financial measures. For a complete presentation of our financial results for the years ended December 31, 2022 and a reconciliation of non-GAAP financial measures to the most comparable GAAP financial measures, please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 21, 2023 and see Appendix A.

Long-Term Incentives (LTI)

We grant equity-based awards to our NEOs and key employees under the Hostess Brands, Inc. 2016 Equity Incentive Plan, as amended (“2016 Equity Plan”) to further align the interests of eligible participants with those of our stockholders by providing long-term incentive compensation opportunities tied to the performance of the Company and our Class A common stock. The 2016 Equity Plan is intended to advance the interests of the Company and increase stockholder value by attracting, retaining and motivating key personnel through the granting of stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards and/or other stock-based awards consistent with the terms of the 2016 Equity Plan.

2022 LTI Grant Overview

In 2022, we continued with the annual grant approach first adopted in 2019. We moved to an annual grant approach in 2019 to align with typical market practices and to provide an ongoing incentive and retention focus for our management team. Key structural elements of our 2022 grant approach continue our focus on performance-based awards with strong alignment with stockholder outcomes. We grant an equity mix of 50% PSUs and 50% RSUs by intended grant value. The intended grant date value is the share price at grant times the target number of PSUs and RSUs. Note that these values differ from the Summary Compensation Table values as the Summary Compensation Table includes the assessed grant date value of the PSUs based upon expected probability of achievement under FASB ASC Topic 718.

PSU Grants

The 2022 PSUs measure the Company’s 3-year relative TSR versus companies in the S&P 1500 Packaged Foods & Meats index. These PSUs provide a direct focus on exceeding performance of a broader group of relevant competitors than our peer group used for compensation benchmarking purposes. The Committee believes that TSR continues to remain an effective indicator of long-term performance and aligns the interests of our NEOs with our stockholders.

2022 PSU Design Overview

Performance Period
3-Year TSR	January 1, 2022 – December 31, 2024

The table below sets forth the applicable TSR targets and payout percentages for the 2022 PSU awards:

Minimum		Target		Maximum
TSR Rank	Payout	TSR Rank	Payout	TSR Rank	Payout
35th Percentile	0%	50th Percentile	100%	80th Percentile	200%

A TSR ranking at or below the 35th percentile results in no payout, and payouts are interpolated between the performance levels noted in the table above. The absolute TSR must be greater than zero to enable a payout above 100% of target.

Performance and Payouts for PSU Cycles Ending in 2022

The Company had one PSU performance cycle that ended in 2022. The performance cycle for PSUs granted to all of the NEOs covering January 2020 through December 2022 ended with absolute TSR of approximately 66%, which placed the Company at the 94th percentile of peers and resulted in shares being earned at 200% of target.

RSU Grants

In addition to PSUs, our NEOs received grants of RSUs in 2022 equal to 50% of the intended target award value.

RSUs, which generally vest pro-rata annually over a 3-year period, provide a performance incentive given that they are able to deliver more value with share price increases (and vice versa).

Target PSU and RSU awards granted in 2022 to our NEOs and the intended fair value of such awards (assuming performance at target level) are detailed below. Note, these values differ from the Summary Compensation Table, where the disclosed values represent the grant date fair value and probability adjustment (for PSUs) under GAAP. The award values noted below generally represent an increase relative to prior years for those who are not new hires based on increases in competitive market comparisons and in recognition of ongoing strong performance at the Company.

NEO	PSUs(1)	PSU Intended Value	RSUs	RSU Intended Value	Total Shares	Total Value
Andrew P. Callahan	83,127	$1,675,000	83,127	$1,675,000	166,254	$3,350,000
Travis E. Leonard(2)	10,433	225,343	10,433	225,342	20,866	450,685
(3)	—	—	13,889	300,000	13,889	300,000
Arist R. Mastorides	19,851	400,000	19,851	400,000	39,702	800,000
Daniel J. O’Leary	11,166	225,000	11,166	225,000	22,332	450,000
Jolyn J. Sebree	12,407	250,000	12,407	250,000	24,814	500,000
Michael J. Gernigin	6,203	125,000	6,203	125,000	12,406	250,000

(1)

Assumes target achievement. Depending upon actual performance during the performance period, the NEO may receive amounts less than or in excess of target value, up to a maximum of 200% of the target number of shares.

(2)	Reflects the intended target award value prorated for Travis Leonard’s time in the role in 2022. The full year intended target award was $700,000 ($350,000 in PSUs and $350,000 in RSUs).

(3)	Travis Leonard received a sign-on award that will vest on June 7, 2023, the one-year anniversary of the grant date.

The awards described above include “double-trigger” vesting in the event of a change in control of the Company. Therefore, the awards will not vest upon a change in control, unless they are not assumed or substituted by a successor or acquirer. In the event of assumption or substitution, the awards will vest if, within 12 months following the change in control and prior to the applicable vesting date, the NEO’s employment is terminated by the Company and its subsidiaries without cause or the NEO terminates employment for good reason. In the case of all PSUs for which the performance period has not ended, the target number of shares subject to the award would vest.

In addition, in a non-change in control situation, if an NEO’s employment is terminated by us for any reason other than for cause or by the NEO without good reason (in each case, as described under “Executive Compensation—Severance Arrangements”), the PSUs granted to such NEO will vest based on achievement of the performance criteria through the termination date, on a pro-rated basis.

Stock Ownership Guidelines

We initially adopted our stock ownership guidelines (the “Stock Ownership Guidelines”) in 2017 to align the interests of executives with the interests of stockholders and promote our commitment to sound corporate governance. Since then, we have periodically reviewed the Stock Ownership Guidelines to confirm they align with typical market practices and adjust them as necessary or appropriate.

Determination of Guidelines

The Stock Ownership Guidelines are determined as a multiple of an NEO’s base salary or a non-management director’s annual cash retainer and are then converted to a fixed number of shares. In calculating the applicable number of shares as of a given date, the stock price to be used shall be the average stock price over the twenty trading days prior to such date. The individual guidelines for each covered person listed below (“Covered Person”) are as follows:

•	Chief Executive Officer—6x annual base salary;

•	Other Executive Officers—2x annual base salary; and

•	Non-Management Directors—5x annual cash retainer fee.

Compliance with Guidelines

Covered Persons are required to achieve their Stock Ownership Guideline within 5 years of becoming subject to the Stock Ownership Guidelines or 5 years from an amendment that increases the Stock Ownership Guidelines. If a Covered Person’s Stock Ownership Guideline increases because of a change in title or increase in salary, such Covered Person will have the longer of the initial 5-year period or, in the case of a change in title, four years and, in the case of an increase in salary, one year, from the date of the change to meet the increased guideline. Once achieved, ownership of the guideline amount must be maintained for as long as the individual is subject to the Stock Ownership Guidelines.

The Committee reviews each Covered Person’s compliance (or progress towards compliance) with the Stock Ownership Guidelines annually and all individuals are either currently in compliance or on track to achieve compliance by the required compliance date. In its sole discretion, the Committee may impose such conditions, restrictions or limitations on any Covered Person as it determines to be necessary or appropriate to achieve compliance with these Stock Ownership Guidelines.

Prohibition on Hedging/Pledging of Our Securities

To further align their interests with those of our stockholders, our directors, our employees and others acting on our behalf may not engage in short sales of our securities and may not buy or sell puts, calls or other derivative securities or otherwise engage in hedging transactions with respect to our securities. They also may not hold our securities in a margin account or, without the prior written consent of our Board of Directors or the Audit Committee, otherwise pledge our securities as collateral for any loan.

Risk Assessment

We and the Committee have reviewed our compensation programs and have found that neither we nor the Committee believes that the programs create an incentive to take risks that would be materially adverse to stockholders.

Clawback

In April 2022, the Committee approved the Compensation Clawback Policy (the “Clawback Policy”) to enhance our corporate governance practices. The Clawback Policy applies to any employee of the Company or any of its subsidiaries. In the event of a financial restatement caused by the Company’s material noncompliance with applicable financial reporting requirements, the Committee will investigate any possible misconduct by employee(s) that contributed to the financial restatement and all incentive-based compensation (cash bonuses and performance-based equity awards) for the preceding three fiscal years. The Committee, in its sole discretion and to the extent permitted by applicable law, may require that an employee repay the difference between the amount of his or her incentive-based compensation that would have been paid based on proper reporting of the financial results and the amounts actually received by the employee.

In October 2022, the SEC adopted new Rule 10D-1 under the Exchange Act, which requires national securities exchanges, including Nasdaq, to establish listing standards relating to executive officer incentive compensation clawback and disclosure rules. The Company intends to monitor the development of Nasdaq’s final listing standards and plans to amend the Clawback Policy, as appropriate, in accordance with requirements of Nasdaq’s final listing standards.

Retirement and Employee Benefit Plans

NEOs are entitled to the same benefits generally available to all full-time employees, including the 401(k) plan and health care, employee stock purchase plan, life insurance and other welfare benefit programs. In designing these benefits, we seek to provide an overall level of benefits that is competitive with those offered by similar companies in the markets in which we operate. We believe that these employee benefits are necessary to enable us to compete more successfully for qualified executive talent.

Impact of Accounting

As a general matter, the Committee considers the various accounting implications of the compensation vehicles we employ. When determining amounts of long-term incentive grants to NEOs and employees, the Committee examines the accounting cost associated with the grants. Under accounting guidance, grants of NQSOs, RSUs and PSUs result in an accounting charge for the Company. The accounting charge is equal to the fair value of the instruments being issued determined in accordance with FASB ASC Topic 718. For RSUs, the expense is generally based on the fair value of the underlying stock on the date of grant multiplied by the number of units granted amortized over the vesting period. The valuation of PSUs that measure relative TSR incorporates a Monte Carlo simulation to assess the probability of TSR achievement and the awards are then expensed proportionally over the respective performance period. For stock options, the expense is generally based on the fair value of the option on the date of grant, calculated using a Black Scholes pricing model, multiplied by the number of options granted amortized over the vesting period.

Tax Matters

Section 162(m) of the Internal Revenue Code generally places a $1 million annual deduction limit on compensation paid to “covered employees,” which includes our named executive officers. The Committee makes compensation decisions based on our guiding compensation principles and the interests of stockholders, even if such compensation is non-deductible by the Company.

Role of the Committee and the Chief Executive Officer

The Committee is composed solely of independent members of our Board of Directors. The Committee reviews and approves the base salaries, annual incentive bonus programs, long-term incentive compensation and other incentive and executive benefit plans of our NEOs. The Committee, in consultation with its independent compensation consultant, analyzes the reasonableness of our NEOs’ compensation, in part by reviewing compensation data from peer companies and from relevant other industry sources.

Decisions regarding compensation of the Chief Executive Officer are made solely by the Committee based on its deliberations with input from its independent compensation consultant. Decisions regarding other NEOs are made by the Committee after considering recommendations from the Chief Executive Officer as appropriate, as well as input from the Committee’s independent compensation consultant. Our Chief Executive Officer, and, as appropriate, General Counsel, and Chief People Officer may attend the portion of the Committee’s meetings where the individual performance of each NEO is discussed. Only Committee members may vote on compensation decisions regarding the NEOs.

The Committee meets in executive session as deemed necessary, with its independent compensation consultant in attendance as appropriate.

Role of Independent Compensation Consultant

The Committee retained Mercer as its independent compensation consultant to advise on the compensation for our NEOs in 2022. The independent compensation consultant generally advises the Committee on the appropriateness of our compensation philosophy, peer group selection and general executive compensation program design. During 2022, as part of its engagement with the Committee, the independent compensation consultant:

•	advised on the selection of a peer group of companies for NEO compensation comparison purposes;

•	provided guidance on industry best practices and emerging trends and developments in NEO compensation;

•	analyzed peer company proxy statement and other survey data as appropriate; and

•

advised on determining the total compensation of each of our NEOs and the material elements of total compensation, including (1) annual base salaries, (2) target cash bonus amounts, and (3) the structure and target amount of long-term incentive awards.

The Committee retained its independent compensation consultant directly, although in carrying out assignments, the consultant also interacted with our management team to the extent necessary and appropriate. Based on a review of the SEC’s six factor assessment of compensation consultant independence, the Committee does not believe the independent compensation consultants’ work has raised any conflicts of interest. The Committee has the sole authority to select, retain, and terminate the independent compensation consultant.

COMPENSATION COMMITTEE REPORT

Our Talent and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussion, the Committee recommended to our Board of Directors, and our Board of Directors approved, that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.

Laurence Bodner, Chair

Gretchen R. Crist

Ioannis Skoufalos

The information contained in the “Compensation Committee Report” is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act of 1933 unless and only to the extent that the Company specifically incorporates it by reference.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2022, our Talent and Compensation Committee was comprised of Laurence Bodner, Gretchen R. Crist, and Ioannis Skoufalos. None of the individuals who served on the Talent and Compensation Committee during 2022 or who currently serve on such committee had or have any contractual or other relationships with us except as directors, nor have any of these individuals ever been an officer or employee of our Company.

None of our executive officers currently serves, or in the past year has served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our Board or Talent and Compensation Committee.

EXECUTIVE COMPENSATION

The following tables provide information regarding the compensation of our NEOs for 2022, 2021, and 2020, as applicable.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary (1)	Bonus		Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total

Andrew P. Callahan President & Chief Executive Officer	2022	$917,308	—		$3,394,075	—	$1,927,325	$12,146	$6,250,854
	2021	869,231	—		3,018,826	—	1,496,880	11,546	5,396,483
	2020	871,154	—		2,097,129	$570,105	1,128,777	11,505	4,678,670

Travis E. Leonard EVP, Chief Financial Officer	2022	282,115	250,000	(6)	727,770	—	389,916	51,410	1,701,211

Arist R. Mastorides EVP, Chief Customer Officer	2022	413,462	—		810,516	—	565,248	11,748	1,800,974

Daniel J. O’Leary EVP. Chief Growth Officer	2022	482,692	80,000	(7)	455,908	—	659,561	11,020	1,689,181
	2021	295,096	80,000	(7)	741,891	—	349,201	6,376	1,472,564

Jolyn J. Sebree SVP, GC & Secretary	2022	423,692	—		506,578	—	470,343	11,356	1,411,969
	2021	384,200	—		447,231	—	360,184	10,706	1,202,321
	2020	388,500	—		310,687	84,460	273,949	10,434	1,068,030

Michael J. Gernigin SVP, Commercial Finance(8)	2022	315,000	50,000	(8)	253,268	—	340,593	10,610	969,471
	2021	266,818	—		379,159	—	293,933	9,646	949,556

(1)	Reflects total cash salary paid to each NEO during each calendar year. The 2020 fiscal year had one extra pay period.

(2)

For 2022, reflects the grant date fair value of RSUs (i) awarded to each of Andy Callahan, Mike. Gernigin, Arist Mastorides, Dan O’Leary, and Jolyn Sebree on January 21, 2022, and (ii) awarded to Travis Leonard on June 7, 2022. Also reflects shares underlying PSUs awarded to the NEOs based upon the Company’s determination of the probable outcome of the Company’s satisfaction of the performance conditions as of the grant date. The grant date fair value of each RSU or PSU granted during the year was computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in “Note 4—Share-Based Compensation” to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. The value of such PSUs as of the respective grant dates, assuming the achievement of the performance conditions at the maximum level for the three-year performance period is as follows:

NEO	Maximum Value
Andrew P. Callahan	$3,561,161
Travis E. Leonard	436,934
Arist R. Mastorides	850,417
Daniel J. O’Leary	478,351
Jolyn J. Sebree	531,516
Michael J. Gernigin	265,737

For 2021, reflects the grant date fair value of RSUs (i) awarded to each of Andy Callahan, Mike Gernigin, and Jolyn Sebree on January 15, 2021, (ii) awarded to Dan O’Leary on June 6, 2021, and (iii) awarded to Mike Gernigin on November 8, 2021. Also reflects shares underlying PSUs awarded to the NEOs based upon the Company’s determination of the probable outcome of the Company’s satisfaction of the performance conditions as of the grant date. The grant date fair value of each RSU or PSU granted during the year was computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in “Note 4—Share-Based Compensation” to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. The value of such PSUs as of the respective grant dates, assuming the achievement of the performance conditions at the maximum level for the three-year performance period is as follows:

NEO	Maximum Value
Andrew P. Callahan	$2,603,373
Daniel J. O’Leary	423,938
Jolyn J. Sebree	385,682
Michael J. Gernigin	241,055

For 2020, reflects the grant date fair value of RSUs awarded to each of Andy Callahan and Jolyn Sebree on January 21, 2020. Also reflects shares underlying PSUs awarded to such NEOs based upon the Company’s determination of the probable outcome of the Company’s satisfaction of the performance conditions as of the grant date. The grant date fair value of each RSU or PSU granted during the year was computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in “Note 4—Share-Based Compensation” to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. The value of such PSUs as of the grant date (January 21, 2020), assuming the achievement of the performance conditions at the maximum level for the three-year performance period is as follows:

NEO	Maximum Value
Andrew P. Callahan	$2,144,575
Jolyn J. Sebree	317,726

(3)	For 2022 and 2021, no options were granted.

For 2020, reflects the grant date fair value of NQSOs awarded to each of Andy Callahan and Jolyn Sebree on January 21, 2020. The grant date fair value of such NQSOs was computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such valuation are described in “Note 4—Share-Based Compensation” to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

(4)	All such amounts were paid pursuant to the terms of the STI Plan.

(5)

For 2022, All Other Compensation is comprised of the following: relocation benefits of $42,624 to Travis Leonard, matching contributions under the Company’s 401(k) plan, which is a tax-qualified defined contribution plan, life insurance premiums, cell phone allowance and incentive payments to encourage our NEOs to undergo annual physical examinations (as applicable).

For 2021, All Other Compensation is comprised of the following (as applicable): relocation benefits, vacation payout, matching contributions under the Company’s 401(k) plan, which is a tax-qualified defined contribution plan, life insurance premiums, cell phone allowance, incentive payments to encourage our NEOs to undergo annual physical examinations and severance payments (as applicable).

For 2020, All Other Compensation is comprised of the following (as applicable): relocation benefits, vacation payout, matching contributions under the Company’s 401(k) plan, which is a tax-qualified defined contribution plan, life insurance premiums, cell phone allowance and incentive payments, to encourage our NEOs to undergo annual physical examinations (as applicable).

(6)	Travis Leonard became our Executive Vice President and Chief Financial Officer on May 11, 2022. In connection with his appointment, the Company paid Travis a $250,000 sign on bonus.

(7)	Dan O’Leary became our Executive Vice President and Chief Growth Officer in May 2021. In connection with his appointment, the Company paid Dan $80,000 sign on bonuses in each of 2021 and 2022.

(8)

Mike Gernigin received a one-time lump sum bonus relating to his appointment as the Company’s Interim Chief Financial Officer from November 2021 to May 2022. He served as SVP, Chief Accounting Officer from May 11, 2022 to August 28, 2022 and served as SVP, Commercial Finance from August 29, 2022 until March 17, 2023, when he left the Company.

The following table provides information regarding the cash bonus opportunity for each NEO under the 2022 STI Plan and equity grants under the 2016 Equity Plan made to any NEO during 2022 and does not reflect amounts actually paid.

Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)

Andrew P. Callahan	1/21/2022	(1)	427,800	1,069,500	2,139,000	—	—	—	—	—
	1/21/2022	(2)	—	—	—	0	83,127	166,254	—	1,780,580
	1/21/2022	(3)	—	—	—	—	—	—	83,127	1,613,495

Travis E. Leonard	5/11/2022	(4)	86,546	216,370	432,740	—	—	—	—	—
	6/7/2022	(4)	—	—	—	0	10,433	20,866	—	218,467
	6/7/2022	(4)	—	—	—	—	—	—	13,889	290,836
	6/7/2022	(4)	—	—	—	—	—	—	10,433	218,467

Arist R. Mastorides	1/21/2022	(1)	127,233	318,082	636,164	—	—	—	—	—
	1/21/2022	(2)	—	—	—	0	19,851	39,702	—	425,208
	1/21/2022	(3)	—	—	—	—	—	—	19,851	385,308

Daniel J. O’Leary	1/21/2022	(1)	146,400	366,000	732,000	—	—	—	—	—
	1/21/2022	(2)	—	—	—	0	11,166	22,332	—	239,176
	1/21/2022	(3)	—	—	—	—	—	—	11,166	216,732

Jolyn J. Sebree	1/21/2022	(1)	104,400	261,000	522,000	—	—	—	—	—
	1/21/2022	(2)	—	—	—	0	12,407	24,814	—	265,758
	1/21/2022	(3)	—	—	—	—	—	—	12,407	240,820

Michael J. Gernigin	1/21/2022	(1)	75,600	189,000	378,000	—	—	—	—	—
	1/21/2022	(2)	—	—	—	0	6,203	12,406	—	132,868
	1/21/2022	(3)	—	—	—	—	—	—	6,203	120,400

(1)

Consists of the cash bonus opportunities for 2022 payable pursuant to the terms of the 2022 STI Plan. Under the terms of the 2022 STI Plan, the cash bonus opportunities for Travis Leonard and Arist Mastorides are pro-rated for their partial year of employment. See “Compensation Discussion and Analysis” for a description of the 2022 STI Plan and “Summary Compensation Table” above.

(2)	Consists of an award of PSUs granted on January 21, 2022. The PSUs are subject to vesting on December 31, 2024, based on the Company’s TSR achievement for the performance period beginning on January 1, 2022 and ending on December 31, 2024, subject to the Committee’s certification following the performance period of the extent to which the performance goal has been satisfied, assuming continued employment through the vesting date. Such PSUs contain a performance threshold of a 35th percentile TSR ranking, a performance target of a 50th percentile TSR ranking and a maximum performance level of an 80th percentile TSR ranking; provided TSR is positive over the three-year performance period. The number of shares for which the performance-based criteria applicable to such units would be achieved in connection with performance at a level between the 35th percentile and 50th percentile is determined by linear interpolation with performance at the 35th percentile resulting in zero shares earned and performance at the 50th percentile resulting in 100% of the target number of shares earned. The number of shares reported in the table above for performance at threshold, target and maximum levels assume achievement of the applicable performance goal at threshold, target and maximum levels, respectively, for the performance period. The grant date fair value reported above is based upon the Company’s determination of the probable outcome of the Company’s satisfaction of the performance conditions as of the grant date, computed in accordance with FASB ASC Topic 718.

(3)

Consists of RSUs granted on January 21, 2022. The shares underlying such RSUs are scheduled to vest in equal or nearly equal installments on each of January 21, 2023, 2024 and 2025, in each case assuming continued employment through the applicable vesting date. The grant date fair value reported above is based upon the closing stock price on the date of grant ($19.41).

(4)

Travis Leonard became the Executive Vice President and Chief Financial Officer on May 11, 2022, and in connection therewith received (i) a cash bonus opportunity for 2022 pursuant to the terms of the 2022 STI, and (ii) an award of 10,433 PSUs on similar terms as the PSUs awarded to the other NEOs on January 21, 2022 as described above in Note 2, however, for Mr. Leonard the Company used the grant date value for the award, (iii) a grant of 13,889 RSUs, with the underlying shares scheduled to vest after a one-year period on June 7, 2023, assuming continued employment through such vesting date, and (iv) a grant of 10,433 RSUs, with the underlying shares scheduled to vest in equal or nearly equal installments on each of June 7, 2023, 2024, and 2025, in each case assuming continued employment through the applicable vesting date. The grant date fair value reported above for Travis Leonard’s RSU grants is based upon the closing stock price on the date of grant ($20.94).

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
	Number of Securities Underlying Options Exercisable	Number of Securities Underlying Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)

Andrew P. Callahan	207,808(2)	—	—	13.99	07/31/2028	—	—	—	—
	218,704(3)	—	—	11.35	01/10/2029	—	—	—	—
	94,076	47,039(4)	—	13.90	01/20/2030	—	—	—	—
	—	—	—	—	—	83,127(5)	1,865,370	—	—
	—	—	—	—	—	63,158(6)	1,417,266	—	—
	—	—	—	—	—	8,120(7)	182,213	—	—
	—	—	—	—	—	19,286(8)	432,778	—	—
	—	—	—	—	—	—	—	(9)	$2,125,898
	—	—	—	—	—	—	—	(10)	$1,865,370

Travis E. Leonard	—	—	—	—	—	13,889(11)	311,669	—	—
	—	—	—	—	—	10,433(12)	234,117	—	—
	—	—	—	—	—	—	—	(10)	$234,117

Arist R. Mastorides	—	—	—	—	—	19,851(5)	445,457	—	—
	—	—	—	—	—	—	—	(10)	$445,456

Daniel J. O’Leary	—	—	—	—	—	9,653(13)	216,613	—	—

	—	—	—	—	—	8,580(14)	192,535	—	—
	—	—	—	—	—	11,166(5)	250,565	—	—
	—	—	—	—	—	—	—	(9)	$288,803
	—	—	—	—	—	—	—	(10)	$250,565
Jolyn J. Sebree	30,623(15)	—	—	15.78	3/22/2027	—	—	—	—
	32,401(3)	—	—	11.35	01/10/2029	—	—	—	—
	13,937	6,969(4)	—	13.90	01/20/2030	—	—	—	—
	—	—	—	—	—	12,407(5)	278,413	—	—
	—	—	—	—	—	9,357(6)	209,971	—	—
	—	—	—	—	—	1,203(7)	26,995	—	—
	—	—	—	—	—	2,857(8)	64,111	—	—
	—	—	—	—	—	—	—	(9)	$314,945
	—	—	—	—	—	—	—	(10)	$278,413

Michael J. Gernigin	—	4,356(4)	—	13.90	01/20/2030	—	—	—	—
	—	—	—	—	—	6,203(5)	139,195	—	—
	—	—	—	—	—	1,786(8)	40,078	—	—
	—	—	—	—	—	5,848(6)	131,229	—	—
	—	—	—	—	—	3,581(16)	80,358	—	—
	—	—	—	—	—	752(7)	16,875	—	—
	—	—	—	—	—	—	—	(9)	$196,844
	—	—	—	—	—	—	—	(10)	$139,195

(1)	Market value was calculated based upon the closing price of the Company’s shares of Class A common stock of $22.44 on December 30, 2022.

(2)

Consists of NQSOs awarded on August 1, 2018 in connection with Andy Callahan’s employment. Such options were subject to vesting in equal or nearly equal installments on each of May 7, 2019, 2020, 2021, and 2022, assuming continued employment through the applicable vesting date.

(3)

Consists of NQSOs awarded on January 11, 2019. Such options were subject to vesting in equal or nearly equal installments on each of January 11, 2020, 2021 and 2022, assuming continued employment through the applicable vesting date.

(4)

Consists of NQSOs awarded on January 21, 2020. Such options are subject to vesting in equal or nearly equal installments on each of January 21, 2021, 2022 and 2023, assuming continued employment though the applicable vesting date.

(5)

Consists of a grant of RSUs awarded on January 21, 2022. The shares underlying such RSUs are subject to vesting in equal or nearly equal installments on each of January 21, 2023, 2024, and 2025, assuming continued employment through the applicable vesting date.

(6)

Consists of a grant of RSUs awarded on January 15, 2021. The shares underlying such RSUs are subject to vesting in equal or nearly equal installments on each of January 15, 2022, 2023, and 2024, assuming continued employment through the applicable vesting date.

(7)

Consists of a grant of RSUs awarded on January 15, 2021, to rectify an administrative issue in the grant received January 15, 2020, where the grant value originally received was lower than the intended value thereof. The shares underlying such RSUs are subject to vesting in equal or nearly equal installments on each of January 15, 2022 and 2023, assuming continued employment through the applicable vesting date.

(8)

Consists of a grant of RSUs awarded on January 21, 2020. The shares underlying such RSUs are subject to vesting in equal or nearly equal installments on each of January 21, 2021, 2022, and 2023, assuming continued employment through the applicable vesting date.

(9)

The PSUs awarded on January 21, 2021 (and Dan O’Leary’s PSUs, which were awarded on June 2, 2021) measure performance based upon TSR achievement for the performance period beginning on January 1, 2021 and ending on December 31, 2023. Such performance share units contain a performance threshold of a 35th percentile TSR ranking, a performance target of a 50th percentile TSR ranking and a maximum performance level of an 80th percentile TSR ranking, provided TSR is positive over the three-year performance period. The number of shares for which the performance-based criteria applicable to such units would be achieved in connection with performance at a level between the 35th percentile and 50th percentile is determined by linear interpolation with performance at the 35th percentile resulting in zero shares earned and performance at the 50th percentile resulting in 100% of the target number of shares earned. The number of shares that would be earned by each NEO if performance was achieved at the target level is as follows: for Andy Callahan, 94,737; for Mike Gernigin, 8,772; for Dan O’Leary, 12,870; and for Jolyn Sebree, 14,035.

(10)

The PSUs awarded on January 21, 2022 (and Travis Leonard’s PSUs, which were awarded on June 7, 2022) measure performance based upon TSR achievement for the performance period beginning on January 1, 2022 and ending on December 31, 2024. Such performance share units contain a performance threshold of a 35th percentile TSR ranking, a performance target of a 50th percentile TSR ranking and a maximum performance level of an 80th percentile TSR ranking, provided TSR is positive over the three-year performance period. The number of shares for which the performance-based criteria applicable to such units would be achieved in connection with performance at a level between the 35th percentile and 50th percentile is determined by linear interpolation with performance at the 35th percentile resulting in zero shares earned and performance at the 50th percentile resulting in 100% of the target number of shares earned. The number of shares that would be earned by each NEO if performance was achieved at the target level is as follows: for Andy Callahan, 83,127; Travis Leonard, 10,433; for Mike Gernigin, 6,203; for Arist Mastorides, 19,851; for Dan O’Leary, 11,166; and for Jolyn. Sebree, 12,407.

(11)	Consists of a grant of RSUs awarded on June 7, 2022. The shares underlying such RSUs are subject to vesting on June 7, 2023, assuming continued employment through the applicable vesting date.

(12)

Consists of a grant of RSUs awarded on June 7, 2022. The shares underlying such RSUs are subject to vesting in equal or nearly equal installments on each of June 7, 2023, 2024, and 2025, assuming continued employment through the applicable vesting date.

(13)

Consists of a grant of RSUs awarded on June 2, 2021. The shares underlying such RSUs are subject to vesting in equal or nearly equal installments on each of June 2, 2022 and 2023, assuming continued employment through the applicable vesting date.

(14)

Consists of a grant of RSUs awarded on June 2, 2021. The shares underlying such RSUs are subject to vesting in equal or nearly equal installments on each of June 2, 2022, 2023, and 2024, assuming continued employment through the applicable vesting date.

(15)

Consists of NQSOs awarded on March 23, 2017. Such options were subject to vesting in equal or nearly equal installments on each of January 1, 2018, November 4, 2018, and November 4, 2019, assuming continued employment through the applicable vesting period.

(16)

Consists of a grant of RSUs awarded on November 8, 2021. The shares underlying such RSUs are subject to vesting in equal or nearly equal installments on each of November 8, 2022, 2023, and 2024, assuming continued employment through the applicable vesting date.

Option Exercises and Stock Vested

During 2022, the NEOs had option exercises and stock vestings as set forth in the table below.

Name	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise		Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Andrew P. Callahan(1)(2)(3)(4)	—		—	237,839	$5,138,380
Travis E. Leonard	—		—	—	—
Arist R. Mastorides	—		—	—	—
Daniel J. O’Leary(5)	—		—	13,942	288,739
Jolyn J. Sebree(1)(2)(3)(4)	—		—	35,236	761,255
Michael J. Gernigin(1)(2)(3)(4)(6)	37,353	(7)	$494,932	23,813	527,238

(1)

Includes the portion of shares underlying RSUs granted on January 11, 2019 and vesting on January 11, 2022. The market value as of January 11, 2022 was calculated based upon the closing price of the Company’s shares of Class A common stock on Nasdaq of $20.22 on such vesting date.

(2)

Includes a portion of shares underlying RSUs granted on January 21, 2020 and vesting on January 21, 2022. The market value as of January 21, 2022 was calculated based upon the closing price of the Company’s shares of Class A common stock on Nasdaq of $19.41 on such vesting date.

(3)

Includes a portion of shares underlying RSUs granted on January 15, 2021 and vesting on January 15, 2022. The market value as of January 15, 2022 was calculated based upon the closing price of the Company’s shares of Class A common stock on Nasdaq of $20.28 on the last trading day prior to the vesting date.

(4)

Includes the shares underlying PSUs granted on January 21, 2020 and vesting on December 31, 2022. The market value as of December 31, 2022 was calculated based upon the closing price of the Company’s shares of Class A common stock on Nasdaq of $22.44 on the last trading day prior to the vesting date.

(5)

Includes the portion of shares underlying RSUs granted on June 2, 2021 and vesting on June 2, 2022. The market value as of June 2, 2022 was calculated based upon the closing price of the Company’s shares of Class A common stock on Nasdaq of $20.71 on such vesting date.

(6)

Includes the portion of shares underlying RSUs granted on November 8, 2021 and vesting on November 8, 2022. The market value as of November 8, 2022 was calculated based upon the closing price of the Company’s shares of Class A common stock on Nasdaq of $28.74 on such vesting date.

(7)

On November 8, 2022, Mike Gernigin exercised 37,353 options with the following exercise prices: 13,248 at $15.78, 13,000 at $15.98, 4,355 at $13.90 and 6.750 at $11.35 and sold at an average per share price of $28.08.

CEO Pay Ratio

SEC rules require us to disclose the total annual compensation of our principal executive officer for 2022, the median of the total annual compensation of all employees other than our principal executive officer, as well as their ratio to each other (the “CEO Pay Ratio”). Total annual compensation for our principal executive officer, Andrew P. Callahan, and for the median of the total annual compensation of all employees is calculated in accordance with SEC rules applicable to the Summary Compensation Table. For 2022, these amounts were as follows:

•	Our principal executive officer’s total annual compensation: $6,250,854

•	Our median compensated employee’s total annual compensation: $51,052

•	CEO Pay Ratio: 122.4 to 1

In determining the median compensated employee, we chose December 31, 2022 as the determination date. As of this date, we had 2,851 individuals on our employee payroll, excluding Andy Callahan. We annualized compensation of employees who were not employed with us for the full year. In determining our median compensated employee and calculating the CEO Pay Ratio, we did not use any of the exemptions permitted under SEC rules, nor did we rely upon any material assumptions, adjustments or estimates.

The Company believes that the CEO Pay Ratio set forth above is a reasonable estimate for 2022, determined in a manner consistent with SEC rules. The SEC rules for identifying the median compensated employee and calculating the CEO Pay Ratio based on that employee’s total annual compensation permit companies to adopt a variety of methodologies, to apply certain exemptions and to make certain assumptions, adjustments or estimates that reflect their compensation policies. Accordingly, the CEO Pay Ratio may not be comparable to the pay ratios reported by other companies, which may have used different methodologies, assumptions, adjustments or estimates in calculating their pay ratios.

Employment Agreement

We have entered into an employment agreement with Andy Callahan. The following description is a summary only.

Andrew P. Callahan

On April 12, 2018, we entered into an employment agreement with Andy Callahan to serve as our President and Chief Executive Officer, beginning on May 7, 2018 (the “Employment Date”), which was amended as of August 1, 2018 and was further amended on February 20, 2023 (as amended, the “Callahan Employment Agreement”). The Callahan Employment Agreement has a term beginning on the Employment Date and continuing for three years. The term automatically renews for consecutive one-year periods, unless Andy’s employment is otherwise earlier terminated or the Company or he provides notice of non-renewal at least 90 days prior to the applicable expiration date. We pay Andy an annual base salary of not less than $825,000. In addition, he is eligible for annual cash bonuses, with an annual target bonus of 110% of his base salary. For details regarding Andy’s severance under the Callahan Employment Agreement, see “Severance Agreements” below.

Under the Callahan Employment Agreement, Andy received a sign-on equity grant of RSUs, NQSOs and PSUs related to performance during the performance periods described below, with an aggregate grant date value of $2,700,000, subject to the terms and conditions of the 2016 Equity Plan. Andy is eligible to receive long-term incentive awards for each year under the 2016 Equity Plan on terms established by the Talent and Compensation Committee, with the target award or grant expected to have an annual value of no less than the value of his sign-on equity grant. His sign-on equity grants, as well as subsequent equity grants and related grant agreements, incorporate the definitions of cause and good reason provided in the Callahan Employment Agreement and provide for full acceleration of vesting of equity in connection with a Change in Control Termination, as that term is defined in the Executive Severance Plan as in effect at the time of his termination of employment with the Company.

Under the terms of the Callahan Employment Agreement, Andy is eligible for reimbursement of reasonable relocation expenses.

Andy is entitled to severance and other benefits if he experiences a qualifying termination or change in control termination, as applicable (in each case, as defined in the Executive Severance Plan (as defined below), as modified by the Callahan Employment Agreement). The amount of Andy Callahan’s severance payments and benefits is set forth in the Callahan Employment Agreement. See “Severance Arrangements” below.

The Callahan Employment Agreement also includes non-competition and non-solicitation restrictions which apply during the employment term and for a period of 18 months following termination of employment.

Severance Arrangements

In September 2017, we adopted the HB Key Executive Severance Benefits Plan (the “Executive Severance Plan”) which we amended and restated in February 2023. Plan provisions as represented in the tables below represent the amended provisions as of February 2023. The Executive Severance Plan provides market-aligned levels of employment protection to our executives, including our NEOs, and thereby enhances retention. The Executive Severance Plan is intended to constitute an unfunded welfare benefit plan that is established primarily for the purpose of providing certain severance benefits for eligible employees in the event of termination of employment under certain circumstances, as described below.

In February 2023, the Committee worked with its compensation consultant, Mercer, to conduct a review of peer practices related to executive severance policies in an effort to ensure our practices are consistent with market. As a result of this review, we amended and restated the Executive Severance Plan. The table below sets forth the severance benefits provided under the Executive Severance Plan prior to and following its amendment and restatement based on the type of termination, either (1) a termination by the Company and its subsidiaries other than for cause or on account of disability (a “Qualifying Termination”) or (2) a termination by the Company and its subsidiaries other than for cause or on account of disability or by the NEO for good reason, in each case within 12 months following a change in control, or at the request of an acquirer or potential acquirer in connection with or prior to a change in control (a “Change in Control Termination”). Cash severance is paid in accordance with payroll practices over the applicable severance period indicated below.

Cash Severance Amount
	Pre-February 2023 Amendment		Post-February 2023 Amendment
Eligible Employee	Qualifying Termination	Change in Control Termination	Qualifying Termination	Change in Control Termination

CEO(1)	18 Months Base Salary	18 Months of Base Salary and target bonus (the “Compensation Amount”)	24 Months of the Compensation Amount and pro-rated bonus	30 Months of the Compensation Amount and pro-rated bonus

Other NEOs	12 Months Base Salary (or, if less than 1 year of employment, 3 Months of Base Salary)	12 Months of the Compensation Amount	12 Months Base Salary and pro-rated bonus	18 Months of the Compensation Amount and pro-rated bonus

(1)	Andy Callahan’s severance benefits would be paid under the Callahan Employment Agreement. See below for a description of the severance benefits as contained in the Callahan Employment Agreement.

In addition, if an NEO is eligible for cash severance under the Executive Severance Plan, the NEO is also entitled to receive certain outplacement benefits and employer-subsidized COBRA premiums until the earlier of the end of the severance period or the first day the NEO becomes eligible for comparable benefits under a plan of another employer.

To receive severance benefits under the Executive Severance Plan, an NEO must execute a release and is bound by non-competition and non-solicitation restrictions for the period of time over which the NEO receives cash severance payments under the Executive Severance Plan.

Under the Executive Severance Plan, a “for cause” termination generally includes a termination on account of a NEO’s (i) neglect, failure or refusal, in any material respect, to attend to employment duties; (ii) failure to comply with employment terms in any material respect; (iii) failure to complete a performance improvement plan; (iv) failure to follow the established, reasonable and material policies, standards and regulations of the Company or its subsidiaries; (v) fraud, misappropriation of funds, or other willful engagement in misconduct; or (vi) conviction of or pleading guilty or nolo contendere to, any crime that constitutes a felony.

Under the Executive Severance Plan, termination for “good reason” generally includes termination on account of one of the following events without the NEO’s consent: (i) a material reduction in base salary or target bonus; (ii) a material reduction in authorities, duties or responsibilities; (iii) relocation to an office location that is more than 50 miles from the NEO’s then-current office location and which materially increases the NEO’s commute; or (iv) failure of a successor to assume the Executive Severance Plan for a period of at least 12 months following a change in control. An NEO may not terminate employment for good reason unless the NEO delivers a notice based on the action or event forming the basis of such termination within 90 days after its occurrence, we fail to cure the circumstances within 30 days of receiving such notice and the NEO terminates employment within 60 days following our failure to cure.

Under the Executive Severance Plan, a “change in control” is defined by reference to the 2016 Equity Plan and generally means the occurrence of one or more of the following events: (a) any person or entity becoming the beneficial owner, directly or indirectly, of more than 30% of the combined voting power of the then outstanding voting securities of the Company entitled to vote in the election of its directors, including by merger, consolidation or otherwise (subject to certain limited exceptions such as an acquisition by any employee benefit plan or related trust sponsored or maintained by the Company or any of its subsidiaries); (b) during any 12-month period, the incumbent directors ceasing to constitute a majority of the directors then serving on the Company’s Board of Directors; (c) consummation of a reorganization, recapitalization, merger or consolidation involving the Company (subject to certain limited exceptions); or (d) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company.

Callahan Severance Arrangements

In February 2023, when the Executive Severance Plan was amended and restated, we amended Andy Callahan’s employment agreement to align Andy’s severance benefits with the severance benefits provided under the amended and restated Executive Severance Plan. Under the terms of the Callahan Employment Agreement as amended, Andy is entitled to receive the following upon termination of his employment:

•

In the event that his employment with the Company is terminated for any reason, he is entitled to receive: (i) his base salary and unused vacation time up to and including the date of termination of employment, (ii) any unreimbursed expenses, and (iii) any vested accrued compensation, equity awards or benefits provided under the Company’s benefit plans upon or following a termination of employment (the “Accrued Obligations”).

•

Upon termination of his employment without cause, on account of our delivery of notice of non-renewal, or for good reason (a “qualifying termination”), his cash severance amount will be 24 months of base salary and target annual bonus (the “Callahan Compensation Amount”), paid over 24 months (prior to the amendment of the Callahan Employment Agreement, such severance would have been equal to 18 months of the Callahan Compensation Amount payable over 18 months). He will also be entitled to a pro-rated annual bonus for the year of employment termination.

•

Upon termination of his employment without cause or for good reason, in either case, within 12 months following a change in control, or at the request of an acquirer or potential acquirer in connection with or prior to a change in control (a “change in control termination”), his cash severance amount will be 30 months of the Callahan Compensation Amount payable over 30 months (prior to the amendment of the Callahan Employment Agreement, such severance would have been equal to 24 months of the Callahan Compensation Amount payable over 24 months). He will also be entitled to a pro-rated annual bonus for the year of employment termination.

•

If his employment with the Company terminates due to death or disability (as defined in the Executive Severance Plan), he (or his estate or designated beneficiary) will receive the Accrued Obligations and severance under the Callahan Employment Agreement as if such death or disability is a qualifying termination or change in control termination, as applicable.

Any payment of severance to Andy Callahan will be subject to his execution and delivery of our standard release agreement. If he is eligible for severance, he is also entitled to receive certain outplacement benefits and employer-subsidized COBRA premiums until the earlier of the end of the applicable severance period or the day he becomes eligible for comparable benefits under a plan of another employer.

For purposes of the Callahan Employment Agreement, cause generally includes Andy Callahan’s (i) failure or refusal to perform his job functions, or to follow the lawful directives of the Company (other than by reason of a physical or mental impairment); (ii) commission of any felony or commission of a non-felony crime involving moral turpitude; (iii) embezzlement, misappropriation or fraud, whether or not related to employment with the Company; (iv) engagement in material dishonesty or misconduct which negatively reflects on the public reputation of the Company; (v) violation of any material written policy of the Company; (vi) breach of the restrictive covenants contained in any agreement with the Company; or (vii) material breach of the Callahan Employment Agreement or any other written agreement with the Company. In the case of prongs (i), (v) and

(vii), Andy Callahan is to be provided written notice and 30 days to cure the circumstances constituting cause, if reasonably capable of being cured.

For purposes of the Callahan Employment Agreement, change in control, disability and good reason have the meaning set forth in the Executive Severance Plan; however, good reason also includes requiring Andy Callahan to move his principal residence to the Kansas City area and material breach by the Company of the Callahan Employment Agreement or any other material agreement between Andy Callahan and the Company.

Potential Payments Upon Termination or Change in Control

The tables below reflect the amount of compensation to our NEOs in the event of termination of such NEO’s employment pursuant to the Executive Severance Plan or the respective NEO’s employment agreement or equity award agreements, assuming such termination occurred on December 31, 2022. The amount of compensation payable to each NEO upon termination by the Company and its subsidiaries reflected in the first table assumes a Qualifying Termination. No compensation is payable to the NEOs under the Executive Severance Plan upon termination by the Company and its subsidiaries for cause or disability or by the NEO without good reason. Under the Callahan Employment Agreement, the death or disability of Andy Callahan or non-renewal of the agreement by the Company constitutes a Qualifying Termination for purposes of cash severance.

Because the tables below assume termination of employment on December 31, 2022, they illustrate the terms of the Executive Severance Plan and the Callahan Employment Agreement prior to the amendments adopted in February 2023.

Qualifying Termination without a Change in Control (1)

NEO	Cash Severance	Bonus (2)	Health and Welfare Benefits (3)	Restricted Stock Units	Performance Share Units (4)	Total Compensation
Andrew P. Callahan	$2,999,250	$1,927,325	$35,829	—	$3,835,466	$8,797,870
Travis E. Leonard	112,500	—	9,219	—	123,845	245,564
Arist R. Mastorides	107,500	—	9,219	—	235,642	352,361
Daniel J. O’Leary	488,000	—	27,362	—	519,542	1,034,904
Jolyn J. Sebree	435,000	—	27,086	—	569,305	1,031,391
Michael J. Gernigin	315,000	—	27,362	—	337,403	679,765

(1)

Prior to amendment in February 2023, (i) under the Callahan Employment Agreement, upon a Qualifying Termination without a Change in Control, Andy Callahan would receive cash severance equal to 18 months of the Compensation Amount and a pro-rated bonus for the year of employment termination and (ii) under the Executive Severance Plan, upon a Qualifying Termination, the other NEOs would receive cash severance equal to 12 months of base salary; however, any NEO employed by the Company for less than one year (which included Travis Leonard and Arist Mastorides), would receive cash severance equal to three months of base salary. These amounts are reflected in this table.

(2)	Consists of Andy Callahan’s 2022 annual bonus.

(3)	Reflects the estimated value of outplacement services and employer-subsidized COBRA premiums.

(4)

Reflects the vesting of a number of PSUs equal to the number of PSUs which would have vested as of the date of termination, assuming the performance period ended on such date, pro-rated to reflect the shortened performance period. Such PSUs also vest upon termination on account of disability. Based upon the Company’s relative TSR, the performance criteria for the PSUs granted to each of our NEOs in

2021 and 2022 would have each been achieved at 200% and 160.3% of target level, respectively. In the case of Andy Callahan, such vesting also occurs upon termination for good reason. Market value was calculated based upon the closing price of the Company’s shares of Class A common stock on Nasdaq of $22.44 on December 30, 2022, the last trading day of the calendar year.

The amount of compensation payable to each NEO upon termination by the Company and its subsidiaries reflected in the next table assumes a Change in Control Termination occurring on December 31, 2022 (prior to the amendments adopted in February 2023). Under the Callahan Employment Agreement, Andy Callahan’s death or disability within 12 months following a change in control constitutes a Change in Control Termination for purposes of cash severance.

Change in Control Termination (1)

NEO	Cash Severance (1)	Bonus (2)	Health and Welfare Benefits (3)	Restricted Stock Units (4)	Performance Share Units (5)	Stock Options (6)	Total Compensation
Andrew P. Callahan	$3,999,000	$1,927,325	$35,829	$3,897,627	$3,991,268	$401,713	$14,252,762
Travis E. Leonard	787,500	—	27,276	545,786	234,117	—	1,594,679
Arist R. Mastorides	752,500	—	27,276	445,456	445,456	—	1,670,688
Daniel J. O’Leary	854,000	—	27,362	659,714	539,368	—	2,080,444
Jolyn J. Sebree	696,000	—	27,086	579,491	593,358	59,515	1,955,450
Michael J. Gernigin	504,000	—	27,362	407,735	336,039	37,200	1,312,336

(1)

Such amounts are also payable if termination occurs prior to a change in control, if such termination is at the request of an acquirer or potential acquirer. Prior to amendment in February 2023, (i) under the Callahan Employment Agreement, upon a Change in Control Termination, Andy Callahan would receive cash severance equal to 24 months of the Compensation Amount and a pro-rated bonus for the year of termination and (ii) under the Executive Severance Plan, upon a Change in Control Termination, the other NEOs would receive cash severance equal to 12 months of the Compensation Amount. These amounts are reflected in this table.

(2)	Consists of Andy Callahan’s 2022 annual bonus.

(3)	Reflects the estimated value of outplacement services and employer-subsidized COBRA premiums.

(4)

Reflects the accelerated vesting of RSUs. Such RSUs would also vest upon termination on account of disability. Market value was calculated based upon the closing price of the Company’s shares of Class A common stock on Nasdaq of $22.44 on December 30, 2022, the last trading day of the Company’s calendar year.

(5)

Reflects the accelerated vesting of PSUs based on their target value. Such PSUs would also vest upon termination on account of disability. Market value was calculated based upon the closing price of the Company’s shares of Class A common stock on Nasdaq of $22.44 on December 30, 2022, the last trading day of the Company’s calendar year.

(6)

Reflects the accelerated vesting of in-the-money NQSOs. Such NQSOs would also vest upon termination on account of disability. Market value was calculated based upon the closing price of the Company’s shares of Class A common stock on Nasdaq of $22.44 on December 30, 2022, the last trading day of the Company’s last calendar year, minus the option exercise price.

PAY VERSUS PERFORMANCE
The following table sets forth information concerning: (1) the compensation of our President and Chief Executive Officer (Andy Callahan) and the average compensation for our other Named Executive Officers, both as reported in the Summary Compensation Table and with certain adjustments to reflect the “compensation actually paid” to such individuals, as defined under SEC rules, for each of the fiscal years ended December 31, 2020, 2021 and 2022 and (2) and our cumulative total shareholder return (“
TSR
”), the cumulative TSR of our selected index (“
Index TSR
”), Net Income and adjusted EBITDA over such years in accordance with SEC rules for each such fiscal year:

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for Callahan ($)	Compensation Actually Paid to Callahan ($)(2)	Average Summary Compensation Table Total for Non-CEO NEOs ($)(1)	Average Compensation Actually Paid to Non-CEO NEOs ($)(1)(2)	Total Shareholder Return ($)(3)	S&P 1500 Packaged Foods and Meats Sub- Index TSR ($)(3)	Net Income ($MMs)	Adjusted EBITDA ($MMs)(4)

2022	$6,250,854	$6,977,288	$1,514,561	$1,653,175	$154.33	$126.98	$164	$294
2021	5,396,483	10,222,985	1,270,395	1,529,926	140.44	117.39	119	269
2020	4,678,670	4,434,550	1,251,556	915,114	100.69	103.85	108	240

(1)	The following individuals are our Named Executive Officers for each fiscal year:

Year	CEO	Non-CEO NEOs
2022	Andrew P. Callahan	Travis E. Leonard, Arist R. Mastorides, Daniel J. O’Leary, Jolyn J. Sebree, Michael J. Gernigin
2021	Andrew P. Callahan	Michael J. Gernigin, Daniel J. O’Leary, Jolyn J. Sebree, Michael J. Cramer, Brian T. Purcell
2020	Andrew P. Callahan	Brian T. Purcell, Andrew W. Jacobs, Jolyn J. Sebree, Michael J. Cramer, Thomas A. Peterson

(2)	Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, adjusted as follows:

	2020		2021		2022
Adjustments	Callahan	Average non- CEO NEOs	Callahan	Average non- CEO NEOs	Callahan	Average non- CEO NEOs
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	($2,667,234)	($612,451)	($3,018,826)	($558,806)	($3,394,075)	($550,808)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	2,818,087	584,650	5,415,208	619,967	4,191,263	667,979
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	0	0	0	48,891	0	0
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	(56,947)	(6,726)	2,630,693	171,219	937,057	70,971
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	(225,857)	(25,677)	(22,696)	80,204	(1,007,811)	(49,528)
Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	(112,169)	(276,238)	(177,877)	(101,944)	0	0
Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	0	0	0	0	0	0
TOTAL ADJUSTMENTS	($244,120)	($336,442)	$4,826,502	$259,531	$726,434	$138,614

(3)
TSR is cumulative for the measurement periods beginning on December 31, 2019 and ending on December 31 of each of 2022, 2021 and 2020, respectively, calculated in accordance with Item 201(e) of Regulation
S-K.
The S&P 1500 Packaged Foods & Meats
Sub-Index
is the same index we use in our performance graph in the Company’s Annual Report on Form
10-K
for the year ended December 31, 2022.

(4)
Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is defined as net income adjusted to exclude (i) interest expense, net, (ii) depreciation and amortization, (iii) income taxes, and (iv) share-based compensation, as further adjusted to eliminate the impact of certain items that the Company does not consider indicative of its ongoing operating performance. For a reconciliation
of adjusted EBITDA to the most comparable GAAP financial measure for 2020, 2021 and 2022, please see Appendix A attached hereto for more information on Adjusted EBITDA and a reconciliation
to net income under GAAP.

Narrative Disclosure to Pay Versus Performance Table
Relationship between Financial Performance Measures
The line graphs below compare (i) the compensation actually paid to our CEO and the average of the compensation actually paid to our remaining NEOs, with (ii) our cumulative TSR, (iii) Index TSR, (iv) our Net Income, and (v) our adjusted EBITDA, in each case, for the fiscal years ended December 31, 2020, 2021 and 2022.
TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.

Pay Versus Performance Tabular List
The following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our NEOs to performance for the fiscal year ended December 31, 2022:

•	Adjusted EBITDA;

•	Net Revenue;

•	Free Cash Flow; and

•	Relative TSR.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. The advisory vote on executive compensation will occur every year.

We are asking our stockholders to provide advisory approval of the compensation of our named executive officers, as such compensation is described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections and summarized below, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this proxy statement, beginning on pages 27 and 43, respectively. We urge our stockholders to review the complete “Executive Compensation” section included in this proxy statement for more information.

Selected 2022 Business Highlights

We continued to deliver record financial performance in 2022, which we believe reflects the power of our portfolio of brands, the impact of our innovation targeting growing snacking occasions, the resiliency of our operating model and the agility of our talented team. Successful pricing actions, innovation, productivity initiatives, and continued strong execution against prior acquisitions enabled us to offset elevated inflation and deliver double-digit adjusted EBITDA(1) growth in a volatile environment.

In 2022, we continued to face a complex set of challenges with ongoing supply chain issues, constrained talent markets, and significant inflationary pressures. We stayed nimble throughout, enabling us to deliver on targeted pricing actions and productivity initiatives that supported growth in gross profit. In this environment, adjusted EBITDA margins declined somewhat, though overall adjusted EBITDA achieved double digit growth. We believe that our continuous focus on our core values of People, Nimbleness, Integrity, Tenacity, Inclusivity, and Quality serves as the foundation for ongoing business success in the challenging 2022 operating environment and will be sustained going forward.

Executive Summary of 2022 Compensation

Components of executive compensation are summarized in more detail in the 2022 Compensation Program Overview section on page 32 but include base pay, short-term incentive plan, long-term incentive plan, and benefits.

The Company’s STI Plan allocates bonus dollars based on achievement of net revenue (35%), adjusted EBITDA (35%), and new for 2022, FCF (10%) targets, as well as achievement of strategic metrics (20%). Funding of the STI Plan is based on net revenue and adjusted EBITDA and is contingent upon achievement of a threshold level of adjusted EBITDA. With the strength of net revenue, adjusted EBITDA and FCF achieved in 2022, the Company’s results exceeded target performance levels. As such, bonus payments to our NEOs were 180.2% of target.

(1)

Financial results for the year ended December 31, 2022 include certain non-GAAP financial measures. For a complete presentation of our financial results for the year ended December 31, 2022 and a reconciliation of non-GAAP financial measures to the most comparable GAAP financial measures, please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 21, 2023.

In 2022, the Company continued its approach of providing annual equity grants to its NEOs, with no significant structural changes to the awards provided. The 2022 awards are intended to align with stockholder value creation and provide a focus on sustained strong performance. The 2022 awards to the NEOs consisted of an intended equity mix of PSUs (50% weighting by intended grant value) and RSUs (50% weighting by intended grant date value(1)). The PSUs continue to measure the Company’s 3-year relative TSR against companies in the S&P 1500 Packaged Foods & Meats index. This index reflects the industry dynamics in which the Company operates and assesses the ability of the management team to deliver stockholder value at or above market levels to earn target payouts or, with a positive absolute TSR, greater than target payouts. The RSUs vest ratably on an annual basis over a 3-year period and are intended to align the interests of the NEOs with those of stockholders and provide an incentive to grow the absolute stock price.

The Company continues to focus on a pay for performance culture, and this is reflected in the target pay mix for our NEOs, as well as the structure of our incentive programs. For 2022, 83% of the CEO’s target pay was at risk and over 50% required performance against explicit financial and stockholder objectives to achieve payouts. Our philosophy is to establish rigorous performance expectations, where exceeding the targeted net revenue and adjusted EBITDA goals, as achieved in 2022, will result in above target bonus payouts.

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our Board of Directors will request your advisory vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers for the fiscal year ended December 31, 2022, as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

Vote Required

The say-on-pay proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person (virtually) or represented by proxy at the meeting and entitled to vote on the proposal.

The say-on-pay vote is advisory, and therefore not binding on our Company, our Talent and Compensation Committee, or our Board of Directors. Although non-binding, the vote will provide information to our Talent and Compensation Committee and our Board of Directors regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our Talent and Compensation Committee and our Board of Directors will be able to consider when determining executive compensation for the years to come.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2022, AS DESCRIBED IN THE “COMPENSATION DISCUSSION AND ANALYSIS” AND “EXECUTIVE COMPENSATION” SECTIONS AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

(1)

Intended grant date value is the share price at grant times the target number of PSUs and RSUs. Note that these values differ from the Summary Compensation Table values as the assessed grant date value of the PSUs differs based upon expected probability of achievement under FASB ASC Topic 718 at the time of the valuation.

REPORT OF THE AUDIT COMMITTEE

The Company’s management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm, is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

The Audit Committee reviewed and discussed with management and KPMG the consolidated balance sheets of the Company as of December 31, 2022 and 2021, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for the years ended December 31, 2022, 2021, and 2020 and the related notes.

The committee discussed with KPMG the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301, Communications with Audit Committees, and other applicable regulations. This included a discussion of KPMG’s judgments as to the quality, not just the acceptability, of our Company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from KPMG, written disclosures and the letter required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence. The committee and KPMG also discussed KPMG’s independence from management and our Company, including the matters covered by the written disclosures and letter provided by KPMG.

The committee discussed with KPMG the overall scope and plans for its audit. The committee meets with KPMG, with and without management present, to discuss the results of KPMG’s examinations, its evaluations of our Company, the internal controls, and the overall quality of the financial reporting.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the Securities and Exchange Commission.

The report has been furnished by the Audit Committee to our Board of Directors.

Olu Beck, Chair
Craig D. Steeneck
Laurence Bodner
Rachel P. Cullen

The information contained in the “Report of the Audit Committee” is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act of 1933 unless and only to the extent that the Company specifically incorporates it by reference.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed KPMG LLP, an independent registered public accounting firm, to audit the consolidated financial statements of our Company for the fiscal year ending December 31, 2023 and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We anticipate that representatives of KPMG will be present at the Annual Meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Aggregate fees billed to our Company for audit services rendered by KPMG LLP for the audits of the Company’s annual financial statements for 2022 and 2021 and other services rendered by KPMG LLP during 2022 and 2021 are as follows.

	December 31, 2022	December 31, 2021
Audit fees (1)	$1,811,732	$1,859,215
Audit-related fees (2)	176,179	—
Tax fees (3)	362,985	395,489

Total	$2,350,896	$2,254,704

(1)

Audit fees include (i) fees associated with the audits of the Company’s consolidated financial statements, including fees associated with the audit under Sarbanes-Oxley Section 404(b); (ii) reviews of the Company’s interim quarterly consolidated financial statements and (iii) consents and other items related to SEC matters.

(2)	Audit-related fees include fees for professional services rendered in connection with the Company’s ERP system update.

(3)	Tax fees consist primarily of tax consultation services and tax compliance for the Company.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee has adopted policies and procedures for the pre-approval of audit services, internal control-related services and permitted non-audit services rendered by our independent registered public accounting firm. Pre-approval may also be given as part of our Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, case-by-case basis before the independent registered public accounting firm is engaged to provide each service.

All of the services provided by KPMG described above were approved by our Audit Committee pursuant to our Audit Committee’s pre-approval policies.

Vote Required

Ratification of the appointment of KPMG LLP to audit the consolidated financial statements of our Company for the fiscal year ending December 31, 2023, will require the affirmative vote of a majority of the votes cast by the stockholders present in person (virtually) or represented by proxy at the meeting and entitled to vote on the proposal.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF OUR COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who beneficially own more than ten percent of our Class A common stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock. Directors, executive officers, and ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such forms that we received during the year ended December 31, 2022, and written representations that no other reports were required, we believe that, each person who at any time during such year was a director, officer, or beneficial owner of more than ten percent of our Class A common stock complied with all Section 16(a) filing requirements during the year ended December 31, 2020, except that: Mr. Robert Weber, our Senior Vice President and Chief People Officer, had a late Form 4 reporting shares withheld to pay taxes in connection with a vesting of RSUs on November 11, 2022 that was filed on November 30, 2022.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of the record date, April 21, 2023, except as noted in the footnotes below, by the following:

•	each of our directors and named executive officers;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

For further information regarding material transactions between us and certain of our stockholders, see “Certain Relationships and Related Party Transactions.”

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including pursuant to restricted stock units that will vest within 60 days of the record date, April 21, 2023. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.

Our calculation of the percentage of beneficial ownership is based on 132,891,124 shares of Class A common stock outstanding as of the record date. No shares of Class B common stock were outstanding or deemed outstanding as of the record date. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Hostess Brands, Inc., 7905 Quivira Road, Lenexa, Kansas 66215.

Name of Beneficial Owner	Shares of Class A common stock Beneficially Owned	Percentage Beneficially Owned
NEOs and Directors:
Andrew P. Callahan(1)	965,017	*
Michael J. Gernigin(2)	20,046	*
Travis E. Leonard(3)	17,935	*
Arist R. Mastorides(4)	3,828	*
Daniel J. O’Leary(5)	25,674	*
Jolyn J. Sebree(6)	158,808	*
Olu Beck(7)	12,568	*
Laurence Bodner(8)	53,048	*
Gretchen R. Crist(9)	34,397	*
Rachel P. Cullen(10)	20,357	*
Hugh G. Dineen(11)	12,568	*
Jerry D. Kaminski(12)	43,048	*
Ioannis Skoufalos(13)	21,892	*
Craig D. Steeneck(14)	60,648	*
All Directors and Executive Officers as a Group (16 persons)(15)	1,583,570	1.2%
5% Stockholders:
BlackRock Inc.(16)	22,762,797	17.1%
The Vanguard Group(17)	15,873,715	11.9%
Dimensional Fund Advisors LP(18)	9,123,685	6.9%

*	Less than 1% of the outstanding shares of common stock.

(1)	Consists of (i) 397,390 shares of Class A common stock held directly and (ii) 567,627 options to purchase shares of Class A common stock.

(2)

Consists of (i) 15,690 shares of Class A common stock held directly and (ii) 4,356 options to purchase shares of Class A common stock held by Mike Gernigin at the time of his departure from the Company.

(3)	Consists of (i) 569 shares of Class A common stock held directly and (ii) 17,366 shares of Class A common stock underlying RSUs scheduled to vest on June 7, 2023.

(4)	Consists of 3,828 shares of Class A common stock held directly.

(5)	Consists of (i) 11,731 shares of Class A common stock held directly and (ii) 13,943 shares of Class A stock underlying RSUs scheduled to vest on June 2, 2023.

(6)	Consists of (i) 74,878 shares of Class A common stock held directly and (ii) 83,930 options to purchase shares of Class A common stock.

(7)

Consists of (i) 7,668 shares of fully vested RSUs representing the right to receive an equivalent number of shares of Class A common stock (“Deferred Stock”) and (ii) 4,900 shares underlying RSUs scheduled to vest on the date of the 2023 Annual Meeting.

(8)

Consists of (i) 10,000 shares of Class A common stock held directly, (ii) 38,148 shares of Deferred Stock, and (iii) 4,900 shares underlying RSUs scheduled to vest on the date of the 2023 Annual Meeting.

(9)	Consists of (i) 29,497 shares of Deferred Stock and (ii) 4,900 shares underlying RSUs scheduled to vest on the date of the 2023 Annual Meeting.

(10)	Consists of (i) 15,457 shares of Deferred Stock and (ii) 4,900 shares underlying RSUs scheduled to vest on the date of the 2023 Annual Meeting.

(11)	Consists of (i) 7,668 shares of Deferred Stock and (ii) 4,900 shares underlying RSUs scheduled to vest on the date of the 2023 Annual Meeting.

(12)	Consists of (i) 38,148 shares of Deferred Stock and (ii) 4,900 shares underlying RSUs scheduled to vest on the date of the 2023 Annual Meeting.

(13)	Consists of (i) 16,992 shares of Deferred Stock and (ii) 4,900 shares underlying RSUs scheduled to vest on the date of the 2023 Annual Meeting.

(14)

Consists of (i) 17,600 shares of Class A common stock held directly, (ii) 38,148 shares of Deferred Stock, and (iii) 4,900 shares underlying RSUs scheduled to vest on the date of the 2023 Annual Meeting.

(15)

In addition to the executive officers listed in the table, includes Adrian Poretti, Darryl Riley and Rob Weber and shares held by them but excludes Mike Gernigin who left the Company on March 17, 2023 and shares held by him at the time of his departure.

(16)

Based solely upon the statement on Schedule 13G/A filed by the beneficial owner on February 1, 2023. Includes (i) 22,187,522 shares of Class A common stock over which BlackRock, Inc. (“BlackRock”) has sole voting power and sole dispositive power for securities held or managed by the following subsidiaries of BlackRock: BlackRock Advisors, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock (Netherlands) B.V.; BlackRock Fund Advisors; BlackRock Asset Management Ireland Limited; BlackRock Institutional Trust Company, National Association; BlackRock Financial Management, Inc.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC; BlackRock Japan Co., Ltd.; BlackRock (Luxembourg) S.A.; and BlackRock Investment Management (Australia) Limited. The business address of Blackrock is 55 East 52nd Street, New York, NY 10055.

(17)

Based solely upon the statement on Schedule 13G/A filed by the beneficial owner on February 9, 2023. Includes (i) 101,017 shares of Class A common stock over which Vanguard Group, Inc. (“Vanguard”) has shared voting power, (ii) 15,640,057 shares of Class A common stock over which Vanguard has sole dispositive power, and (iii) 233,658 shares of Class A common stock over which Vanguard has shared dispositive power for securities held or managed by the following subsidiaries of Vanguard: Vanguard Asset Management, Limited; Vanguard Fiduciary Trust Company; Vanguard Global Advisors, LLC; Vanguard Group (Ireland) Limited; Vanguard Investments Australia Ltd; Vanguard Investments Hong Kong Limited; and Vanguard Investments UK, Limited. The business address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(18)

Based solely on the statement on Schedule 13G/A filed by the beneficial owner on February 10, 2023. Includes (i) 8,981,262 shares of Class A common stock over which Dimensional Fund Advisors LP (“Dimensional Fund”) has sole voting power and (ii) 9,123,685 shares of Class A common stock over which Dimensional Fund has sole dispositive power for securities held or managed. The business address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, TX 78746.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During 2022, other than compensation arrangements, there were no transactions or series of similar transactions to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our directors and named executive officers are described elsewhere in this proxy statement.

Indemnification of Directors and Officers

Our amended and restated bylaws provide that we will indemnify and advance expenses to our directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). In addition, our amended and restated certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty, except as otherwise prohibited under the DGCL.

We have entered into customary indemnification agreements with each of our directors and executive officers. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL. Our indemnification agreements also provide that we are required to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the indemnification agreements are not exclusive.

There is no pending litigation or proceeding involving any of our directors or executive officers to which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or executive officer.

Review, Approval or Ratification of Transactions with Related Persons

Our Board of Directors has adopted a policy for the evaluation of and the approval, disapproval and monitoring of transactions involving us and “Related Persons”. For the purposes of the policy, “Related Persons” will include our executive officers, vice presidents, directors and director nominees or their immediate family members, stockholders owning 5% or more of our outstanding common stock or any entity in which any of the foregoing persons is an employee, general partner, principal or holder of a 5% or more ownership interest.

Our related person transactions policy requires that all related person transactions must be reported in advance to our Audit Committee for review and approval. In reviewing any such related person transaction, the Audit Committee will consider all of the material facts of such transaction and whether the transaction is fair and reasonable to the Company including consideration of the following factors to the extent pertinent:

•	the position within or relationship of the Related Person with the Company;

•	the materiality of the transaction to the Related Person and the Company, including the dollar value of the transaction, without regard to profit or loss;

•

the business purpose for and reasonableness of the transaction (including the anticipated profit or loss from the transaction), taken in the context of the alternatives available to the Company for attaining the purposes of the transaction;

•	whether the transaction is comparable to a transaction that could be available on an arms-length basis or is on terms that the Company offers generally to persons who are not Related Persons;

•	whether the transaction is in the ordinary course of the Company’s business and was proposed and considered in the ordinary course of business; and

•

the effect of the transaction on the Company’s business and operations, including on the Company’s internal control over financial reporting and system of disclosure controls and procedures, and any additional conditions or controls (including reporting and review requirements) that should be applied to such transaction. In approving or rejecting any related person transaction, the Audit Committee or the disinterested members of the Audit Committee, as applicable, is required to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, any proposal that a stockholder of our Company wishes to have included in the proxy statement in connection with our 2024 annual meeting of stockholders must be submitted to us no later than December 29, 2023.

In accordance with our current bylaws, stockholder proposals, including stockholder nominations for candidates for election as directors, that are intended to be presented by stockholders at the annual meeting of stockholders during the fiscal year ending December 31, 2024 but not submitted for inclusion in the proxy statement for our 2024 annual meeting of stockholders pursuant to Rule 14a-8, must be received by us no earlier than February 7, 2024 and no later than March 8, 2024, unless we change the date of our 2024 annual meeting of stockholders more than 45 days before or after June 6, 2024, in which case stockholder proposals must be received by us not later than the close of business on the 10th day following the day on which we first make a public announcement of the date of such meeting. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. All stockholder proposals must include the specified information described in our bylaws and follow the procedures outlined in Rule 14a-8 under the Exchange Act.

Proposals and other items of business should be directed to the attention of the Secretary at our principal executive offices, 7905 Quivira Road, Lenexa, Kansas 66215.

OTHER MATTERS

We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

Dated: April 27, 2023

APPENDIX A

Certain GAAP Reconciliations

Adjusted EBITDA to Net Income

Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is defined as net income adjusted to exclude (i) interest expense, net, (ii) depreciation and amortization, (iii) income taxes, and (iv) share-based compensation, as further adjusted to eliminate the impact of certain items that the Company does not consider indicative of its ongoing operating performance. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. For more information, please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 21, 2023.

Set out below is a reconciliation of Adjusted EBITDA to net income as reported under GAAP, the most comparable GAAP financial measure, for 2022, 2021 and 2020, and a reconciliation of STI Plan Adjusted EBITDA for 2022.

(in thousands)	2022	2021	2020
Net income	$164,195	$119,299	$108,297
Foreign currency remeasurement	630	(505)	2,065
Project consulting costs (1)	3,887	6,081
Acquisition, disposal and integration related costs (2)			29,166
Facility transition costs (3)			5,710
Impairment of property and equipment			3,009
Change in fair value of warrant liabilities		(566)	(39,941)
Tax receivable agreement remeasurement	(860)	(1,409)	760
COVID-19 costs (4)			2,388
Gain on Voortman insurance proceeds (5)	(32,970)
Accelerated depreciation related to network optimization	1,908
Other (6)	650	4,338	1,766
Remeasurement of tax liabilities	(2,161)	(3,357)	(455)
Discrete income tax expense	1,188
Tax impact of adjustments	(1,910)	(1,871)	(10,961)

Adjusted net income	134,557	122,010	101,804

Income tax	49,972	45,741	31,821
Interest expense	40,950	39,762	42,826
Depreciation and amortization	58,178	51,681	54,940
Share-based compensation	10,450	9,585	8,671

Adjusted EBITDA	294,107	$268,779	$240,062

Adjustments for bonus expense in excess of target (7)	30,254
2022 STI Plan Adjusted EBITDA	$324,361

(1)	Project consulting costs are included in general and administrative on the consolidated statements of operations.

(2)

A $6.8 million adjustment to net revenue represents initial slotting fees paid to customers to obtain space in customer warehouses for the Voortman transition. Adjustments to operating costs included $8.0 million of selling, $8.9 million of general and administrative and $4.3 million of business

A-1

combination transaction costs on the consolidated statement of operations, also in support of the Voortman transaction.

(3)	Facility transition costs are included in general and administrative on the consolidated statement of operations.

(4)

COVID-19 costs are included in cost of goods sold and general and administrative expenses on the consolidated statement of operations. COVID-19 non-GAAP adjustments primarily consist of costs of incremental cleaning and sanitation, personal protective equipment and employee bonuses in the first half of 2020.

(5)

Gain from receipt of insurance proceeds under the representation and warranty insurance policy purchased in connection with the Voortman acquisition in 2020 included in other expense (income) on the consolidated statement of operations.

(6)

In 2022, costs related to certain corporate initiatives, of which $0.2 million is included in cost of goods sold, $0.1 million is included in general and administrative and $0.4 million is included in other expense (income) on the consolidated statement of operations. In 2021, costs related to certain corporate initiatives, including $2.8 million of Voortman acquisition related costs. Of the total $4.3 million, $0.7 million is included in costs of goods sold, $1.4 million is included in general and administrative and $2.2 million is included in other expense (income) on the consolidated statement of operations. In 2020, costs related to certain corporate initiatives, of which $0.1 million is included in general and administrative and $1.7 million is included in other expense (income).

(7)	2022 STI Plan Adjusted EBITDA used to determine the 166% of metric achieved for the STI Plan does not include 2022 bonus expense of $30.3 million.

Free Cash Flow to Net Cash Provided by Operating Activities

Set out below is a reconciliation of free cash flow used to measure performance in the STI Plan to net cash provided by operating activities as reported under GAAP, the most comparable GAAP financial measure, for 2022.

(in thousands)	2022
Net cash provided by operating activities	$248,802
Capital expenditures	(130,497)
Payments on tax receivable agreement	(9,313)
Gain on Voortman insurance proceeds (1)	(32,970)

2022 STI Plan free cash flow	$76,022

(1)	Project consulting costs are included in general and administrative on the consolidated statements of operations.
(2)

Gain from receipt of insurance proceeds under the representation and warranty insurance policy purchased in connection with the Voortman acquisition in 2020 not included in calculation for STI Plan free cash flow.

A-2

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet – Q U I C K E A S Y

IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

HOSTESS BRANDS, INC.

  PLEASE DO NOT RETURN THE PROXY CARD

IF YOU ARE VOTING ELECTRONICALLY.

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on June 5, 2023.

INTERNET www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED
PROXY	Please mark your votes
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NINE NOMINEES UNDER PROPOSAL 1, “FOR” PROPOSAL 2, AND “FOR” PROPOSAL 3.	like this

1.	Election of Directors (1) Jerry D. Kaminski (2) Andrew P. Callahan (3) Olu Beck (4) Laurence Bodner (5) Gretchen R. Crist (6) Rachel P. Cullen (7) Hugh G. Dineen (8) Ioannis Skoufalos (9) Craig D. Steeneck	FOR all Nominees listed to the left	WITHOUT AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left)	2.	2022 compensation paid to named executive officers (advisory).	FOR	AGAINST	ABSTAIN
				3.	Ratification of KPMG LLP as independent registered public accounting firm.	FOR	AGAINST	ABSTAIN

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above)

                CONTROL NUMBER

Signature____________________________________ Signature, if held jointly__________________________________ Date___________, 2023

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

The 2023 Proxy Statement and the 2022 Annual Report to

Stockholders are available at:

https://www.cstproxy.com/hostessbrands/2023

FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

HOSTESS BRANDS, INC.

The undersigned appoints Andrew P. Callahan, Travis E. Leonard and Jolyn J. Sebree and each of them, as proxies, each with the power to appoint his or her substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Hostess Brands, Inc. held of record by the undersigned at the close of business on April 21, 2023 at the Annual Meeting of Stockholders of Hostess Brands, Inc., to be held on June 6, 2023 at 8:00 a.m. local time, or at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED “FOR” THE NINE NOMINEES UNDER PROPOSAL 1, “FOR” PROPOSAL 2, AND “FOR” PROPOSAL 3 IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING, THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

(continued and to be marked, dated and signed, on the other side)